As filed with the Securities and Exchange Commission on February 28, 2005
                                                    Registration  No.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      China International Enterprises Corp.
                 (Name of small business issuer in its charter)

     Delaware                         5045                      20-2188353
     (State or            (Primary Standard Industrial         (IRS Employer
  Jurisdiction of          Classification Code Number)    Identification Number)
 Incorporation or
   Organization)

                           100 Wall Street, 15th Floor
                            New York, New York 10005
          (Address and telephone number of principal executive offices)

                    No.5 Floor 6, Block A, Skyworth Building
     Hi-tech Industrial Park, Nanshan District, Shenzhen, 518057, P.R.China
                   (Address of principal place of business or
                      intended principal place of business)

                                  Norman Fuchs
                           100 Wall Street, 15th Floor
                            New York, New York 10005
            (Name, address and telephone number of agent for service)

                          Copies of communications to:

                               Darren Ofsink, Esq.
                             Guzov Ofsink Flink, LLC
                         600 Madison Avenue, 14th Floor
                            New York, New York 10022
                                 (212) 371-8008

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. |_|

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee

======================================================================================================
 Title of each class                               Proposed          Proposed
  of securities to             Amount to be    maximum offering  maximum aggregate        Amount of
    be registered               registered      price per unit    offering price      registration fee
======================================================================================================
$.001 par value per            10,800,000         $.10 (2)        $1,080,000 (2)       $127.12
share common
stock (1)

(1) Relates to the resale by the selling stockholders identified herein of up to 10,800,000 shares of our Common Stock issued in private placement transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. As of the date hereof, there is no established public market for the common stock being registered. We and the selling stockholders have agreed that the selling stockholders will sell at a fixed price of $.10 per share until our common shares are quoted on the over-the-counter Bulletin Board or other interdealer or quotation system and thereafter at prevailing market prices, or privately negotiated prices. Accordingly, in determining the offering price, we selected $.10 per share.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      China International Enterprises Corp.

                                10,800,000 Shares

                                  Common Stock

                                ----------------

      The selling stockholders listed on page 13 of this prospectus are offering up to 10,800,000 shares of our Common Stock under this prospectus. The selling stockholders will pay any underwriting discounts and commissions.

      Li Yuan Qing, Qiu Zhen Liang, Chen Ling, American Union Securities, Inc., Warner Technology and Investment Corp.and Huakang Zhou and the brokers through whom sales of the securities are made, will be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, referred to herein as the "Securities Act".

      There is currently no public market for our securities. Until such time as a market price for our Common Stock is quoted on the National Association of Securities Dealers, Inc. over-the-counter Bulletin Board or other interdealer or other quotation system, the selling stockholders will sell their shares at a price of $.10 per share. Thereafter, they may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.

      Our Common Stock is not publicly traded. An application has been filed with the National Association of Securities Dealers, Inc. for the quotation of our Common Stock on the Bulletin Board, but there is no assurance that the Company's Common Stock will be quoted on the Bulletin Board or other interdealer or other quotation system or any stock exchange.

          Investing in our common stock involves a high degree of risk.
                   See "Risk Factors" beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling security holders are offering to sell and seeking offers to buy shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

                   The date of this prospectus is ___________

      No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholder, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

                                TABLE OF CONTENTS
                                                                       Page No
                                                                       -------

Prospectus Summary                                                      1
Cautionary Note Regarding Forward Looking Statements                    4
Risk Factors                                                            5
Use of Proceeds                                                        12
Determination of Offering Price                                        12
Selling Stockholders                                                   13
Business                                                               13
Description of Property                                                32
Selected Financial Data                                                32
Management's Discussion and Analysis of Financial Condition
  And Results of Operations                                            33
Security Ownership of Certain Beneficial Owners and Management         38
Directors and Executive Officers, Promoters and Control Persons        39
Executive Compensation                                                 40
Certain Relationships and Related Party Transactions                   41
Plan of Distribution                                                   41
Description of Securities                                              42
Market Price of and Dividends on our Common Equity and
  Related Stockholder Matters                                          44
Legal Proceedings                                                      45
Changes in and Disagreements with Accountants                          45
Indemnification of Directors and Officers                              46
Legal Matters                                                          46
Experts                                                                46
Financial Statements                                                   47
Where You Can Find More Information                                    47

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and the related notes before making an investment decision.

                                   OUR COMPANY

      On January 31, 2005, China International Enterprises Corp. ("we," "us" or the "Company") entered into a Capital Stock Exchange Agreement pursuant to which we acquired 100% of the outstanding stock of Heng Xing Technology Group Development Limited, a British Virgin Island corporation which we refer to as "XHT." XHT's only asset is 100% of the stock of Shenzhen Hengtaifeng Technology Co., Ltd., a People's Republic of China corporation we refer to as "HTF." HTF is classified as a wholly owned foreign enterprise under PRC law by virtue of its ownership by XHT. As a wholly owned foreign enterprise, HTF can engage in the same business activities as any PRC corporation, without restriction.

      The result of the above transactions, as set forth in the following diagram, is that XHT is now our direct wholly owned subsidiary, and HTF remains a wholly owned subsidiary of XHT.

                            -------------------------
                               China International
                                Enterprises Corp.
                            -------------------------
                                       |
                                       |    100%
                                       |
                            -------------------------
                              Heng Xing Technology
                            Group Development Limited
                            -------------------------
                                       |
                                       |    100%
                                       |
                           -------------------------
                              Shenzhen Hengtaifeng
                              Technology Co., Ltd.
                           -------------------------

      Neither we nor XHT have any operations or plan to have any operations in the future other than acting as a holding company and management company for HTF and raising capital for its operations.

                                  THE OFFERING

      This prospectus relates to the resale by the selling stockholders named on page 13 of up to an aggregate of 10,800,000 shares of our Common Stock. 9,000,000 of the shares were acquired by three selling stockholders pursuant to a Share Exchange Agreement dated as of January 31, 2005, and the remaining 1,800,000 shares were issued to two selling stockholders as compensation for consulting and investment banking services in connection with the restructuring of HTF and this offering. Pursuant to the Share Exchange Agreement, three of the selling stockholders transferred to us all of the capital stock of XHT, in exchange for 9,000,000 shares of our Common Stock which were issued to them in reliance upon Regulation S under the Securities Act. We issued 1,800,000 of the shares in reliance upon an exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act for private transactions.

                            MARKET FOR OUR SECURITIES

      There is no public market for our Common Stock and a public market may never develop. While we intend to seek a market maker to apply for quotation of our Common Stock in the over-the-counter Bulletin Board, we may not be successful in our efforts, and owners of our Common Stock may not have a market in which to sell our shares. Even if our Common Stock is quoted in a market, there may never be substantial activity in such market, and, if there is substantial activity, such activity may not be maintained and no prediction can be made as to what prices may prevail in such market.

                          SALES BY SELLING STOCKHOLDERS

      The selling stockholders may offer our Common Stock pursuant to this prospectus in varying amounts and transactions so long as we have not withdrawn this prospectus and it is current under the rules of the SEC.. The offering of common stock may be through the facilities of the Bulletin Board (if a market maker successfully applies for quotation of our Common Stock) or another exchange or reporting system where our common stock may be traded. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the Common Stock. See "Plan of Distribution."

      Our Common Stock is not quoted or listed for trading on any securities exchange or quotation system and there presently is no public market for our Common Stock.

                             OUTSTANDING SECURITIES

      As of January 31, 2005, there were 10,800,000 shares of our Common Stock issued and outstanding.

      An investment in our Common Stock is subject to the risk factors below under the heading "Risk Factors" among others. You should carefully review these Risk Factors.

                             SUMMARY FINANCIAL DATA

      The following table presents our summary financial data for the fiscal years ended December 31, 2004 and December 31, 2003. We derived the summary financial data set forth below as of December 31, 2004 from our consolidated financial statements as of December 31, 2004 and for the fiscal year then ended that are included elsewhere in this prospectus. We derived the summary financial data set forth below as of December 31, 2003 and for the year then ended from the financials statements of HTF as of December 31, 2003 and for the year then ended that are included elsewhere in this prospectus. We derived the summary financial data for us for the year ended December 31, 2002 from unaudited financial statements of HTF which are not included in this prospectus. You should read the following summary financial data in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                   Fiscal Year
                                                   -----------
                                                Ended December 31,
                                                ------------------
                                         2004             2003              2002
                                                                     (unaudited)

Net revenues                       $1,373,079       $2,206,757          $480,295

Income (loss) from operations       (131,711)          603,101         (185,224)

Net income                             45,783          707,653         (247,036)

Total assets                     1,963,600(1)     2,820,574(2)     Not available

Total liabilities                  296,628(1)     1,201,779(2)     Not available

(1)   As at December 31, 2004

(2)   As at December 31, 2003

The reporting currency of the Company is the U.S. dollar. The Company uses the local currency in the PRC, the Renminbi, as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the end of period exchange rates. As of February 24, 2005, U.S.$1 = 8.2765 renminbi.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, the market for our software products in the Peoples Republic of China, competition, exchange rate fluctuations and the effect of economic conditions include forward-looking statements within the meaning of section 27A of the Securities Act of 1933and Section 21E of the Exchange Act.

      Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

      Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

      As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

      We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-KSB, Form 10-QSB and Form 8-K reports to the SEC after we begin to file such reports. Also note that we provide a cautionary discussion of risk and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                  RISK FACTORS

      This offering involves a high degree of risk. You should carefully consider the risks described below, in conjunction with other information and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. You should pay particular attention to the fact that we conduct our operations in the People's Republic of China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries that you may be familiar with. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

Risks Related to Our Business

      We face competition in our business.

      We face increasing competition in our business of developing and marketing software and providing software integration services. A large number of new software competitors enter the Chinese software market each year. Certain of our current competitors are better capitalized, more experienced and have better ties to the markets in which they compete with us. Competition is based on price and quality. While we intend to maintain or improve our competitive position through constant improvements in our products, services and operational efficiencies, there can be no assurance that we will be able to do so.

      Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

      We began operations in 1995. Our limited operating history may not provide a meaningful basis on which to evaluate our business. We cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We anticipate that our operating expenses will increase as we seek to expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

      - implement our business model and strategy and adapt and modify them as needed;

      - increase awareness of our brands, protect our reputation and develop customer loyalty;

      - manage our expanding operations and service offerings, including the integration of any future acquisitions;

      - maintain adequate control of our expenses;

      - anticipate and adapt to changing conditions in the application software markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

      If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

      Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

      Our continued growth is dependent upon our ability to raise capital from outside sources. We believe that in order to successfully execute our business plan, we will need at least $5 million of additional capital in the 12-18 months following the date of this prospectus. $1.5 million of this amount will be the used to develop our existing business, including the purchase of fixed assets, research and development, software upgrading and testing, market promotion and the hiring of additional employees. The balance is targeted fro the making of acquisitions of complementary businesses. We may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including:

      - our financial condition and results of operations,

      - the condition of the PRC economy and the computer software industry in the PRC, and

      - conditions in relevant financial markets in the U.S., the PRC and elsewhere in the world.

      We may not be able to effectively control and manage our growth.

      If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. This growth will lead to an increase in the responsibilities of existing personnel, the hiring of additional personnel and expansion of our scope of operations. There can be no assurance that we will be able to raise the required financing or control and manage this future growth.

      We do not presently maintain fire, theft, liability or any other insurance.

      We do not maintain fire, theft, liability or other insurance of any kind. We bear the economic risk with respect to loss of or damage or destruction to our property and to the interruption of our business as well as liability to third parties for damage or destruction to them or their property that may be caused by our personnel or products. Such liability could be substantial and the occurrence of such loss or liability may have a material adverse effect on our business, financial condition and prospects. While product liability lawsuits in the PRC are rare and HTF has never experienced significant failures of its software, there can be no assurance that HTF would not face liability in the event of the failure of any of its products.

      We depend on large contracts and a concentration of customers.

      Our revenue is dependent, in large part, on significant contracts from a limited number of customers. During the fiscal year ended December 31, 2004 approximately 47% of sales were to our 10 largest customers, approximately 30% of our sales were made to our 5 largest customers and approximately 7% of sales were made to our largest customer. For the fiscal year ended December 31, 2003, approximately 59% of our sales were to our 10 largest customers, approximately 50% of our sales were made to our 5 largest customers and approximately 24% of sales were made to our largest customer. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue. Our inability to continue to secure and maintain a sufficient number of large contracts would have a material adverse effect on our business, operating results and financial condition. Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions.

      We are dependent upon key personnel, the loss of which could harm our prospects.

      We depend, to a large extent, on the abilities and participation of our current management team, including Li Yuan Qing. The loss of the services of any of our key personnel, for any reason, may have a material adverse effect on our prospects. There can be no assurance in this regard nor any assurance that we will be able to find a suitable replacement for such persons. We do not carry key man life insurance for any key personnel.

Risks Related to Operating Our Business in China

      We face the risk that changes in the policies of the Chinese government could have significant impacts upon the business we may be able to conduct in China and the profitability of such business.

      The economy of China is at a transmission from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set down national economic development goals. Policies of the Chinese government can have significant effects on the economic conditions of China. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in China will follow market forces. While we believe that this trend will continue, there can be no assurance that such will be the case. A change in policies by the Chinese government could adversely affect our interests in by, among other factors: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports or sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China's political, economic and social life.

      We currently develop and market application software for such sectors as housing accumulation funds, credit guarantee companies and family planning, which are under the direct guidance of Chinese national policy. A change or adjustment of PRC national policy could have profound impacts on one or more of these sectors. Changes in national policies would likely have positive or negative impacts on the demand for application software applicable to an affected sector. In recent years the Chinese government has been continuously increasing its investments and efforts relating to the computerization of information. We expect, but there can be no assurance that, any adjustment in the Chinese national policy towards computerization will only be more favorable for the development of the software industry. We are attempting to diversify into other application software markets through new product development and mergers and acquisitions. We believe that diversification will to a certain extent help us reduce the risk of suffering negative consequences as a result of changing government policy.

      We face the risk of piracy of our intellectual property; the enforcement of laws to protect intellectual property rights in the PRC may not be sufficient to protect against such risks.

      For a long period of time, piracy has negatively affected Chinese and foreign software companies doing business in China. Although the PRC government has strengthened copyright laws and the enforcement of such laws, we believe that such laws and the enforcement of laws are still in need of improvement. In order to deter piracy we have used security measures to protect our products, such as imbedding special check codes in our software. We also deter piracy by frequently upgrading our software products so as to make pirated versions soon obsolete. By providing excellent after-sale service, including product training and technical support, we also force pirated products out of the market. Finally, by operating in specialized application software markets, which are much smaller than the general software market, we also lessen the risk of piracy to a certain extent.

      The PRC laws and regulations governing our current business operations and contractual arrangements are uncertain, and if we are found to be in violation, we could be subject to sanctions. In addition, any changes in such PRC laws and regulations may have a material and adverse effect on our business.

      There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and our subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are relatively new and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, the PRC authorities retain broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business licenses and requiring actions necessary for compliance. In particular, licenses, permits and beneficial treatments issued or granted to us by relevant governmental bodies may be revoked at a later time under contrary findings of higher regulatory bodies. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. We cannot assure you that any such restructuring would be effective or would not result in similar or other difficulties. We may be subject to sanctions, including fines, and could be required to restructure our operations. As a result of these substantial uncertainties, we cannot assure you that we will not be found in violation of any current or future PRC laws or regulations.

      A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

      All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC to business operating in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The computer software industry in the PRC is relatively new and rapidly growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for computer software. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

      Inflation in China could negatively affect our profitability and growth.

      While the Chinese economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in our costs, it may have an adverse effect on profitability. In order to control inflation in the past, the Chinese government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, China's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

      Governmental control of currency conversion may affect the value of your investment.

      The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

      The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

      The fluctuation of the Renminbi may materially and adversely affect your investment.

      The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. To date, however, we have not engaged in transactions of either type. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

      Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. However, there have been indications that the PRC government may be reconsidering its monetary policy in light of the overall devaluation of the U.S. dollar against the Euro and other currencies during the last two years. If the pegging of the Renminbi to the U.S. dollar is loosened we anticipate that the value of the Renminbi would likely appreciate against the dollar with the consequences discussed above.

      The PRC legal system has inherent uncertainties that could materially and adversely affect us.

      The PRC legal system is based upon written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited value as precedents. Since 1979, the PRC legislative bodies have promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, the PRC has not developed a fully integrated legal system and the array of new laws and regulations may not be sufficient to cover all aspects of economic activities in the PRC. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, published government policies and internal rules may have retroactive effects and, in some cases, the policies and rules are not published at all. As a result, we may be unaware of our violation of these policies and rules until some time later. Our contractual arrangements with our affiliated entities are governed by the laws of the PRC. The enforcement of these contracts and the interpretation of the laws governing these relationships is subject to uncertainty.

Risks Related to Our Common Stock

      Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

      Our officers, directors and affiliates beneficially own approximately 83% of our Common Stock. Li Yuan Qing the Chairman of our Board of Directors and our Chief Executive Officer, beneficially owns approximately 58% of our Common Stock (including shares held by his wife) and is a selling stockholder herein. Mr. Li can effectively control us and his interests may differ from other stockholder.

      Because our principal assets are located outside of the United States and all of our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. federal securities laws against us and our officers and directors in the U.S. or enforce U.S. court judgments against us or them in the PRC.

      Three of our four directors and officers reside outside of the United States. In addition, HTF, our operating subsidiary, is located in China substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the U.S. and the PRC and , even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. federal securities laws or otherwise.

      In addition, we do not currently maintain any director and officers insurance coverage.

      We are not likely to pay cash dividends in the foreseeable future.

      We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

      There is no trading market for our Common Stock.

      Our Common Stock is not listed on any stock exchange nor quoted over-the-counter. There is currently no trading market for our Common Stock and we do not know if any trading market will ever develop. You may be unable to sell your shares due to the absence of a trading market.

      In addition, broker-dealers who recommend our common stock to people who are not established customers or qualifying investors must follow special sales procedures, including getting the purchaser's written consent prior to the sale. Our Common Stock is also subject to the "penny stock" rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. See "MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS." These requirements may further limit your ability to sell your shares.

      Our Common Stock is illiquid and subject to price volatility unrelated to our operations.

      The market price of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other software companies, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from any selling stockholder's sale of the shares offered under this prospectus.

                         DETERMINATION OF OFFERING PRICE

      We are not selling any of the Common Stock that we are registering. The Common Stock will be sold by the selling stockholders listed in this prospectus. There is no established public market for the Common Stock being registered. We and the selling stockholders have agreed that the selling stockholders will sell at a fixed price of $.10 per share until our Common Stock is quoted on the Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.

      The $.10 per share offering price of the Common Stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. The offering price of our shares is less than the per share value of our net tangible assets, which was approximately $.15 as of January 30, 2005. Investors should be aware of the risk of judging the real or potential future market value, if any, of our Common Stock by comparison to the offering price.

                              SELLING STOCKHOLDERS

      An aggregate of 10,800,000 shares covered by this prospectus relate to the offer and sale of our Common Stock by the selling stockholders identified below. There is currently no public market for our Common Stock. Until such time as a market price for our Common Stock is quoted on the over-the-counter Bulletin Board, the selling stockholders will sell their shares at a price of $.10 per share. Thereafter, they may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the Common Stock shares by the selling stockholders. The following table sets forth certain information regarding the beneficial ownership of our securities as of the date of this prospectus by the selling stockholders.

----------------------------------------------------------------------------------------------------------------------------
Name and Relationship to Us             Securities    Percentage           Securities to   Amount of         Percentage of
                                        Beneficially  Ownership            be Offered      Securities to be  Securities to
                                        Owned         Before Offering (1)  for Selling     Held After        be Held After
                                                                           Stockholder's   Offering (2)      Offering (2)
                                                                           Account
----------------------------------------------------------------------------------------------------------------------------
L Yuan Qing                             5,400,000     50.0%                5,400,000       0                 0

----------------------------------------------------------------------------------------------------------------------------
Qiu Zhen Liang                          2,700,000     25.0%                2,700,000       0                 0
----------------------------------------------------------------------------------------------------------------------------
Chen Ling                               900,000       8.3%                 900,000         0                 0
----------------------------------------------------------------------------------------------------------------------------
Warner Technology and Investment Corp.  610,000       5.6%                 610,000         0                 0
----------------------------------------------------------------------------------------------------------------------------
American Union Securities, Inc.         650,000       6.0%                 650,000         0                 0
----------------------------------------------------------------------------------------------------------------------------
Huakang Zhou                            540,000       5.0%                 540,000         0                 0
----------------------------------------------------------------------------------------------------------------------------

(1)   Based on 10,800,000 shares outstanding as of January 31, 2005.

(2)   Assumes the sale of all shares offered by the selling stockholders.

                                    BUSINESS

      China International Enterprises Corp. ("we," "us" or the "Company") is a holding company for a British Virgin Islands company called Heng Xing Technology Group Development Limited, which we refer to as "XHT" and which is a holding company for, and owns 100% of, a corporation formed under the laws of the People's Republic of China, which we refer to as the "HTF." HTF is a provider of application software and system integration services in China. Specifically, HTF develops and produces housing accumulation fund software and credit guarantee management software products. It also develops family planning and property management software and provides related system integration service.

      Our U.S. executive offices are located at 100 Wall Street, 15th Floor, New York, New York 10005 and our telephone number is 212-232-0120. HTF's principal offices are located at No.5 Floor 6, Block A, Skyworth Building, Hi-tech Industrial Park, Nanshan District, Shenzhen, 518057, P.R.China. Shenzhen is a southern Chinese city which is located near Hong Kong.

      We were incorporated in Delaware on January 13, 2005. On January 31, 2005, we entered into a Share Exchange Agreement pursuant to which we acquired 100% of the outstanding stock of XHT from its three shareholders. XHT's only asset is 100% of the stock of HTF, a PRC corporation that is classified as a wholly owned foreign enterprise under PRC law by virtue of its ownership by XHT.

      We believe that our key strengths are the quality of our products. Both our housing accumulation fund and credit guarantee software have the leading position in their respective markets. We employ people who not only are experts in software research and development, but also have in-depth understanding of the housing accumulation fund and credit guarantee systems and businesses in China and are thus able to design specialized application software to meet the needs of our clients. HTF has been in existence for nine years, and we believe it has a good track record and has laid a solid foundation in talent retention, market knowledge and client relationships.

      Our core product is housing accumulation fund management software. HTF entered this market in 1996, and we believe it currently has a 50% market share, with more than 110 customers in over 20 provinces throughout China.

      We have also developed and are marketing credit guarantee management software. Since its development in 2003, this product has experienced rapid sales growth. The product is the first credit guarantee software in China, and as of the date of this prospectus, no other professional software company is marketing a competing product. We believe that our first-mover position in the growing credit guarantee market, has allowed us to quickly obtain a large share of the market for credit guarantee software, and will enable the product to generate significant revenues and profits for us.

      We also develop and market family planning software and property management software, both of which have a strong position in their respective markets, but only contribute a small portion of our sales. We also provide system integration services to assist in the installation of our products and integration with existing or new hardware systems.

Products and Services

      Housing accumulation funds software and related system integration services

      The system of a public accumulation fund for housing construction in China was introduced in 1991 by the PRC Ministry of Construction. Housing accumulation funds are long-term housing reserve funds that are funded on behalf of employees by their respective employers and to which employees also contribute. The amounts are deposited with designated commercial banks, and managed by different levels of government housing accumulation fund management centers.

      Employees own their respective share of the housing accumulation funds. An employee can withdraw his or her respective share of the funds in any of the following situations: to purchase, build or renovate a home; to retire; if unable to work; if the employee is relocating outside of China; if the employee is repaying debt secured by a mortgage; or if the employee's rent exceeds a designated percentage of his salary.

      The accumulation fund was established as a social welfare system, in an attempt to address the problems of low employee salaries and insufficient savings for purchasing housing. It was designed as a stable, long-term reserve fund for improving housing conditions. The PRC Central Government State Council issued "Administrative Regulations for Housing Accumulation Funds" on March 24, 2002 to promote and more effectively manage the system. By the end of 2002 the regulations had been adopted in nearly 2,000 counties across China and the total amount of deposited in the system had reached approximately 500 billion renminbi (approximately U.S. $62.5 billion).

      HTF developed its first version of housing accumulation fund software in 1996, and was one of the only companies that had done so at the time. By the end of 2003, HTF had sold a total of over $6 million of such software. HTF currently holds registered PRC copyrights on this product series, sells to over 110 customers in over 20 provinces in China and its sales represent an approximately 50% of the total market share. HTF had $ 1,016,000 million in revenues for this product series in the fiscal year ended December 31, 2003, $885,700in the fiscal year ended December 31, 2004 and believes that sales may grow to approximately $1,100,000for the fiscal year ending December 31, 2005.

      Housing accumulation fund software provides a complete, computerized information management solution for the national housing accumulation fund management system. The housing accumulation fund system involves three types of users: housing accumulation fund management centers in different cities and counties, commercial banks which hold the funds and a large number of government offices, state-owned or private companies, for-profit or non-profit organizations which collect and deposit funds on behalf of their employees.

      HTF developed three versions of software ---a "Center version", a "Bank version" and a "Unit version" --- to serve the specific needs of users, allowing them to create a database of, manage and analyze information regarding housing accumulation funds, including employee information, deposits and withdrawals, individual loans, housing subsidies, housing purchases and sales, property records and other information. HTF was the first company in the industry and believes it still is the only company in the industry to develop multiple "versions" of this type of software.

      The three versions of software are compatible with each other so that data can migrate from one version to another. For example:

      o The Units record the original data such as the employee personal and family information, deposited (withdrawn) amount, property information, housing subsidy, individual loan amount through the Unit version software, and submit to the center through modem or internet network.

      o The Centers use the Center version software to record the information in the respective employee account, and automatically produce relevant document to the banks.

      o The Banks perform clearing and settlement through the Bank version software.

      At the end of each month users can run checks through a business module to reconcile information to ensure accuracy of the system. As the managing/supervising party of the housing accumulation fund system, Centers can use the software to produce statistical reports and perform analysis for decision making. Other authorized parties can search information and also generate reports through workstations and query machines.

      Our software replaces the previous system of manual input and handling of information, which often produced errors, especially with the dramatic increase of the number of employees participating in the system, and which we believe was inefficient. The software system provides a much more scientific, robust, and efficient management instrument for the national housing accumulation fund system and standardize the operation flow of different users in the system.

      The design and operation of any application software must be based on certain operating systems and database platforms. The software structure design must also meet the needs of clients' current and future businesses. We believe that HTF's housing accumulation fund software series meets these criteria. The products are compatible with most international operating systems and database platforms, and can meet the complicated needs of different customers. Certain characteristics of HTF's housing accumulation fund software are set forth below:

      o Operating system: supports Microsoft Windows and UNIX operating systems

      o     Development platform: Sybase Powerbuilder

      o Database: simultaneously supports multiple databases such as Microsoft SQL Server, Informix, Oracle and Sybase.

      o Software system structure: combines B/S (browser server) and C/S (client server)

      HTF's software products have a modular design, which allows for different modules having different functionality which can be purchased and used independently or together. We believe this ensures the robustness of the software product and its ability to meet changing and expanding user requirements.

      HTF is also the first company in the industry that uses the foreground and background technology in its product design, which has been widely accepted by its customers.

      HTF has also developed its software specifically for supervisors to enable them to timely retrieve information relating to housing accumulation funds so as to effectively manage the fund system. Supervisors can use a function module of the software, along with virtual private networks and other networks, to retrieve relevant data from the Center or Bank's database system and receive detailed information concerning deposits, withdrawals and loans through the statistical reporting and analytical function of the software.

      HTF also provides system integration services, helping clients with their software and hardware platform environment construction and provides relevant technical training.

      Credit Guarantee Software

      In 2002, at the request of the Shenzhen City Small to Medium-Sized Enterprises Credit Guarantee Center, HTF began to develop the very first credit guarantee software in China. In 2003, we received a $36,000 (300,000 renminbi) grant from the Shenzhen Science & Technology Bureau to develop the software. In September 2003 HTF released its first version of the software, "Guarantee Management Information System," which was then successfully implemented in Shenzhen City SMEs Credit Guarantee Center. The product generated approximately $35,000 (290,000 renminbi) of revenue in 2003 and approximately $120,000 (995,000 renminbi) in revenue in 2004.

      We believe the product is the first application software system designed for credit guarantee organizations. The software's design is based on the basic requirement of Shenzhen SMEs Credit Guarantee Center, which is one of the top centers in the country. The industry governing body, the National Development and Reform Commission, has recognized HTF's achievement, and has informed HTF that it is planning to make it the standard software platform in the industry.

      Municipal credit guarantee centers in China typically assist small to medium size businesses in obtaining bank and other financing and assistance to grow their businesses. At present, HTF's credit guarantee software is sold to 16 credit guarantee organizations in Shenzhen, Jilin, Shanxi, Jiangshu, Ningxia, Shichuan, Guangdong, Ganshu and other provinces. We believe that we are the only credit guarantee software producer as of the date of this prospectus. Because of the quality of our software, and our current leadership advantage, we believe that we can retain a large market share for this product even if competitors enter the field. We estimate that the potential market for this product may be up to $68 million per year.

      HTF's credit guarantee software systems are designed for credit guaranty organizations which serve small and medium sized enterprises (SMEs). The product is an integrated application system which manages information exchange regarding an SME's credit guaranty business between different offices of a credit guaranty center, or between a credit guaranty center and its branches.

      HTF's credit guarantee management software is based on the Microsoft(R) ..NET software development platform and database technology. The system design adopts four layers of logical structure, which makes the system easy to maintain and expand. The use of a light work flow in its relationship database allows the software to meet the changes of customer's business flow. The deployment of the system is also flexible; it can be deployed either on one computer, or on separate computers. Other specifications of the software are:

      o Operating system: supporta Microsoft windows operating system, can also be operated on IBM and HP UNIX operating system.

      o     Development platform: Microsoft Visual studio .net

      o Database: support different database such as Microsoft SQL Server, Oracle, Sybase and etc.

      o Software system structure: C/S/S three layers system structure, middle layer use Microsoft XML webservice.

      o     Application environment: Microsoft .net framework.

      As with housing accumulation software, HTF's credit guarantee software has a modular design. Each module can be used and developed independently. The software provides credit guarantee entities with business flow control, risk management, data analysis, and decision making features. It also has two application modules: a document management module and an office management module, which provide assistance to customers in their daily operation.

Property Management Software

      HTF also develops and markets property management software and real estate exchange and information management systems to real estate management companies and organizations in China.

      HTF's customers for such software include:

- different levels of property management bureaus under the PRC Ministry of Construction,

- real estate exchange centers which deal with property ownership, management and exchange,

-     real estate agents, and

-     property management companies.

      The software is an information system that allows users to search, process and analyze information regarding property management. It focuses on registration of property ownership, and covers all aspects of property management. The software includes 16 modules, uses a three-level structure, including a client server, an application server and a database server, and combines MIS, IC and WEB technology, which we believe ensures the sophistication, safety and flexibility of the software.

      HTF also provides system integration services relating to such products and providing relevant technical training services.

      We estimate that in China there are over 3,000 property management and exchange organizations, about 300 property management bureaus, more than 1,000 property management companies and a large number of real estate agents. We estimate that the total market for property management software and systems integration, which includes various application software, system software platforms, systems integration and software upgrade services, is approximately $145 million (1.2 billion renminbi).

      The property management software business is closely related to HTF's housing accumulation fund software business. HTF currently only sells its property management software products to housing accumulation fund related organizations, as a form of software services. Since 2001, HTF has sold $36,000 (300,000 renminbi) of such software although no sales of this product were made by us in the fiscal year ended December 31, 2004.

      As of the date of this prospectus, HTF has 6 customers for its property management software products, including four government property management bureaus, one real estate developer, and one real estate agent.

      Property management software is an information system that allows users to search, process and analyze information regarding property management. It focuses on registration of property ownership, and covers all aspects of property management. The software includes 16 modules, uses a three-level structure including client server, application server and database server, and combines MIS, IC and WEB technology, therefore ensuring the sophistication, safety and flexibility of the operation.

Family planning software

      Family planning is one of China's basic national policies. The PRC government expects to build a national network for population and family planning information system by 2006. It is anticipated that by the end of 2005, 80% of the counties in China will have set up an information system for child-bearing age women.

      HTF's population and family planning management software provides such functions as data collection, processing, statistical reporting, searching, early warning (of rapid population increase) and , system maintenance. The system is used by different levels of government family planning management departments, public education organizations and family planning associations. The system is intended to replace the manual input of information, improve the efficiency of management and quality of service and speed up information exchange and resource sharing.

      There are about 3,000 counties in China. We estimate that the number of potential users of the software is over 400,000.

      HTF started developing family planning software in 2003. In March 2004, HTF obtained its first customer in this business: Kunming City Family Planning Committee. In 2004 HTF sold the family planning software to 3 cities and generated $54,600 in revenues. In 2005, the Company believes it can sell its product to 10 cities, with annual sales of $484,000 (4 million renminbi). In 2006, the Company plans to sell to 25 cities, with annual sales reach $1.2 million (10 million renminbi).

      The Population and Family Planning Management Software uses a multi-level net structure design by "Concentration/Distribution Style database Backup Technology" to create a large scale network database which enables the system to operate without connecting to the internet and makes automatic switches between the online and offline status. The system combines the B/S and C/S structure. The product employs XML supporting technology; using USB connection, digital signature and other electronic safety methods to enhance system safety.

The Overall Computer Software Market in China

      We participate in a rapidly growing software market in China. The software industry, considered a strategic industry by the PRC government, has received strong government support. The government has created an extremely friendly environment for the industry, providing funding, rewards, and preferential tax treatment, setting up national software bases and encouraging software exports. China's software market has been growing at a 36% annual rate in the past three years.

      There is great demand for application software and system integration from national, provincial and local governments in China, as well as public and private companies. Our customers have an urgent need for computerized data reporting and information exchange in their operations. Development and implementation of application software is also an essential part in the reformation and restructuring of traditional industries. China's entry into World Trade Organization has accelerated demand for computer software. Many specific markets remain little penetrated, allowing much room for growth.

      The Chinese application software market, because of its localized and specialized products targeting domestic users, has high barriers to entry for foreign competitors. The market is also very fragmented with a large number of small companies. We believe that this creates an opportunity for a market leader like our company to grow bigger through acquisitions.

      According to the statistics of the PRC Ministry of Information Industry, China's software industry, including software and system integration, had total sales of $19.7 billion (163.3 billion renminbi) in 2003, an increase of 48.5 % from the $13.3 billion (110 billion renminbi) in 2002, and an annual growth of 36% from 2000 to 2003. According to the February 2, 2004 issue of PRC Computer Journal, software exports by Chinese companies also increased from approximately $400 million in 2000 to approximately $720 million in 2001 and $1.5 billion in 2002, with an annual growth rate of 93.6%.

      The research and development of software has made rapid progress in the past years. According to the PRC Ministry of Information Industry, by the end of 2002, China had 6,282 national certified software companies, 10,900 registered software products and 11 national software bases. (A software base is a special zone where companies may receive benefits such as lower rent and access to comprehensive software testing facilities and training centers.) At present there are 500,000 people employed in the software industry in China, 250,000 of whom are professionals dedicated to software research and development. There are also another 400,000 people who work in other industries in China, but who are engaged in software application, research and education.

      The PRC software market includes three segments: software products, system integration and software services, which constitute 51%, 33% and 16% respectively.

China's software market growth ($ billions)
[BAR CHART OMITTED]

        2001         9.6
        2002        13.3
        2003        19.7
        2004        25.4

Composition of China's software industry
[PIE CHART OMITTED]

Software services 16%
Software products 51%
System integration 33%

China's software market
[BAR CHART OMITTED]

                                             2003       2004
Software products                            10.1       12.2
System integration                            6.4        8.6
Software services                             3.2        4.6

      The PRC Ministry of Information Industry estimated that sales of software and information system products in China in 2004 were approximately $25.4 billion (210 billion renminbi), an increase of 29% over 2003. Sales of software products in 2005 are expected to be $30.27 billion (RMB250 billion), a 19% increase from 2004.

      Software products include system software and application software. System software markets are mostly dominated by foreign software manufacturers. Because most Chinese software companies are dedicated to the application software market, we believe they have a strong competitive advantage over foreign developers with respective to application software.

      China Computer World Research, a marketing research and consulting firm in China, divides application software products to three categories: industry specialized software, general enterprise software, and generally-used software.

1. Industry specialized software includes software used in such industries as utilities, telecommunication, finance and taxation. HTF's products - housing accumulation fund software, credit guarantee software, property management software, and family planning software, all belong to this category.

2. General enterprise software refers to such management software as ERP, CRM, accounting software and office automation (OA) software, which are used by different enterprises and government offices.

3. Generally-used software is not limited to certain industries or sectors, but are the many types of software widely used by different individuals or companies, including anti-virus software, word processing software and internet news release software.

Composition of China's application software sector
[PIE CHART OMITTED]

General software 10%
General enterprise sofware 29%
Industry specialized software 61%

      According to the Software Industry Annual Report 2003-2004 published by China Computer World Research, in 2003, the Chinese application software sector had total sales revenue of $3.04 billion (25.17 billion renminbi). Of this amount, industry specialized software accounted for 61%, with $1.85 billion (15.33 billion renminbi) in total revenue, a 21.4% from the previous year; general enterprise software accounted for 29% and generally-used software accounts for 10%.

Housing Accumulation Fund Software Market.

      China has 31 provinces, 3 municipalities directly under the central government, 332 cities and 2,860 counties. According to the "Administrative Regulations for Housing Accumulation Funds," every city must have one fund management center and every county must have branch centers. We estimate that every center will have at least two banks to work with, that every center will have about 1,500 units (employers that deposit funds), and every branch center will have 350 units. Therefore, we estimate that there will be 366 centers, 2,860 branch centers, more than 6,000 banks (branches of the five national commercial banks), and over than 1.5 million units which can be potential users of HTF's housing accumulation fund software.

      Revenues from different users can be quite different due to the more or less complicated functions in different versions and modules of the software. For example, the price of the unit version software is much less than that of the center version software and the center software with multiple modules can vary in price depending upon the number of modules.

-----------------------------------------------------------------------------------------------------------
                       City level             County level branch    Commercial banks     Units
                       centers (1)            centers (2)            ((1)+(2))x2          (1)x1500 +(2)x350
-----------------------------------------------------------------------------------------------------------
Number of users        366                    2,860                  =6,452               1,550,000
-----------------------------------------------------------------------------------------------------------

      According to our estimates, the accuracy of which cannot be assured, the total size of China's housing accumulation fund and system integration market exceeds $5 billion (42.3 billion renminbi). Within such market, the total market for application software is approximately $430 million (3.53 billion renminbi), the systems integration market totals $4.4 billion (36.02 billion renminbi), with the rest in software services.

Sales forecast

[BAR CHART OMITTED]

      We believe that HTF already has approximately a 50% share of the existing market. However, we also believe that more than 50% of Chinese cities do not yet have housing accumulation fund software systems, and the market can grow by 30% in the next several years. Aside from large demand for software and system integration service from centers, banks and employers, we believe that there may also be increasing demand for software and system upgrade services. Our goal is to maintain our strong market position and expand.

Credit Guaranty Software Market

      We believe that small to medium sized enterprises (SMEs) are the vital part of a market economy. However, for a long time, China's SMEs have had difficulty in receiving financing, particularly bank loans. This has hindered the development or even the survival of many SMEs. We believe that the establishment of a national SME credit guarantee system is an important solution for SME financing.

      On January 1, 2003, the "Small to Medium Sized Enterprises Promotion Act" was released. The law ensures legal protection for various credit guaranty organizations that provide credit guarantees to SMEs. The Act stipulates that county level and higher government organizations should establish and promote an SME credit guarantee system, to create an environment conducive to SME financing. The system is composed of three levels of credit guarantee organizations: government credit guarantee entities, commercial credit guarantee entities, and inter-enterprises financing guarantee entities.

      The number of credit guarantee entities has increased from 203 in 2000, to 582 in 2001, 848 in 2002, and over 1,000 by year-end 2003, spread over all of China's 31 provinces, except Tibet, with annual growth of 125% according to the Small-Middle Size Enterprises Net website.. These entities guarantee a total of $14.3 billion (117.9 billion renminbi) of loans for 48,318 enterprises. We believe that this high growth rate reflects strong government backing and pressing demands from small-middle sized entities for credit guarantees.

      Currently only a limited number of the over 1,000 credit guarantee organizations have computerized systems for their operation flow and service management. Therefore, we believe that there is great growth potential in this market segment. We estimate that total number of credit guarantee organizations in China can grow to over 5,000 in the next few years. According to the President of China Economic Technology Investment Guarantee Co., Ltd., the total market for credit guarantee software and system integration could be as large as $68 million (558 million renminbi) per year.

      We believe that the credit guarantee software business will be HTF's fastest growing segment for the foreseeable future. The annual sales of this product were $38,000 in 2003, $120,200 in 2004 and we believe it can grow to $250,000in 2005. As of the date of this prospectus, we believe that HTF is the only application software company that has developed a software system that targets the credit guarantee industry.

Competition

      Foreign companies currently have a clear advantage over Chinese companies in system software for the Chinese market. However, in the field of application software, where there is a great need for localization, Chinese local software enterprises have unique advantages. The first advantage comes from product localization; the design of application software requires an in-depth understanding of local business, management system, culture and traditions. The second advantage comes from service localization; it is much more difficult for foreign companies to establish a national service network within China in a short time period.

      HTF develops industry specialized application software, and principally serves domestic Chinese customers. Software products are to a large extent based on Chinese platforms and interfaces; it is hard for foreign businesses to develop and sell specialized application software in China because they do not have the depth of understanding of the local business. Therefore, we believe that HTF is less susceptible to foreign competition in its business.

      The domestic Chinese application software market is very much fragmented. First, there are many subsectors such as accounting software, translation software, commercial software and Chinese system based management software. HTF does not have direct competition with companies in other sectors. Second, except for several large application software companies, many of HTF's competitors or potential competitors are small in size. HTF may seek acquire companies that are specialized in a particular market and which HTF believes may have great growth potential.

Competition in the housing accumulation fund software market

      Because housing accumulation fund software is a very specialized market, there are only a small number of companies that compete in this market. We believe that HTF has a leading position in this market, with an over 50% market share. HTF's three major competitors in this market are:

- Beijing Jintianpeng Software Technology Co Ltd. This company entered the housing accumulation fund software market in 1999 through its relationship with clients in the oil industry. The housing accumulation fund software is that company's only product.

- Beijing Zhongfangyuan Housing Reformation and Information Network Co Ltd. This company is a subsidiary of China Urban Housing System Reform Committee, and entered the market in 1996. It has a strong industry background and, as a state owned company, has government resources. However, we believe that with the deepening of China's market economy, it may have lost its advantage in the market. Its business is only sustained by providing software service for the several municipalities directly under the central government.

- Xi'an Gildsoft Technology Development Co Ltd. This company was founded in 1998. Its key employees were formerly top-ranking personnel of Xi'an Province Housing Accumulation Fund Management Center. Therefore, this company has expertise in dealing with local governments and established relationships. However, we believe that the company is currently experiencing problems in its internal management and has had a high turnover rate of its key personnel.

Competition in the credit guarantee software market

We believe that HTF is the first and only software company that has developed credit guarantee software. Even though some credit guarantee centers have begun to use similar software platforms, we believe that they are far behind in the product's technical function, work-flow definition and product flexibility.

Major players and their market shares in the housing accumulation fund software market (year 2001)

[PIE CHART OMITTED]

Others 13%
Gildsoft 12%
Jintianpeng 15%
Zhongfangyuan 18%
HTF 42%

Competition in the family planning software market

      HTF believes that its major competitors in the family planning software market are Shenzhen WanGuo Software; Shenzhen HuaWei Century; Zhuhai MaKe; Shenzhen MaiKeLong; Luzhou HongSheng Technology; Beijing Municipal JingJiu Electronic Information Company; Guizhou XinTian PC; Zhengzhou YueTai Software; and Hunan JinQiao Software.

Competition in the property management software market

      Currently there are three types of entities in the national market which are engaged in the development of property application software. The first category includes Professional Software Companies, such as Huangzhou Aowei, HTF and Chuanda Software. The second category includes non-professional computer companies. Although such companies can develop certain systems for their customers, they lack the ability to maintain and update the software and do not focus on marketing software. The third category is the Housing Departments who employ their own professionals to research and develop software. The capabilities of the Housing Departments relating to software development and system maintenance often largely depend on one particular professional. Therefore, we believe that only entities in the first category constitute real competition to us.

Research and Development Activities

      We usually develop our products under specific requirements from our customers, who provide funds for such development. If we judge that certain products have long-term market promotion value, we may invest our time and resources in order to improve and commercialize the products. In 2004 we invested RMB1,484,300 in research and development activities, 58% (RMB860,900) of which was used for the improvement of credit guarantee software and 42% (RMB623,400) of which was used for the improvement of the housing accumulation fund management software. We employed 33 people who were engaged in research and development activities as of December 31, 2004.

Intellectual Property

      We have registered the following products with National Copy Rights Bureau of the PRC.

Registered Names                         Registered No.     Date of Issuance and
                                                            Term

--------------------------------------------------------------------------------
1. HOUSING property exchange and         Registered No.     01/15/2001;50 years
information management system V2.0       2001SR0147         from 08/01/2000
                                         Soft. No.0007080
--------------------------------------------------------------------------------
2. HOUSING accumulation fund             Registered No.     01/15/2001;50 years
management software (Office version)     2001SR0145         from 09/01/2000
V 1.0                                    Soft. No.0007078
--------------------------------------------------------------------------------
3. HOUSING accumulation fund             Registered No.     01/31/2001;50 years
management center software (C/S          2001SR0222         from 04/13/1998
version) V3.0                            Soft. No.0007155
--------------------------------------------------------------------------------
4. HOUSING Estate Property Management    Registered No.     01/15/2001;50 years
Software V2.0                            2001SR0146         from 08/01/2000
                                         Soft. No.0007079
--------------------------------------------------------------------------------
5. HOUSING(R) House Property             Registered No.     06/10/2002;50 years
Application Information Management       2001SR0138         from 11/10/2001
(IC card) System (C/S Version) V1.0      Soft. No.000138
--------------------------------------------------------------------------------
6. HOUSING(R) accumulation fund          Registered No.     07/12/2002;50 years
personal loan management system V1.0     2001SR1184         from 10/08/2001
                                         Soft. No.001184
--------------------------------------------------------------------------------
7. HOUSING(R) Record Management V1.0     Registered No.     07/15/2001;50 years
                                         2001SR1205         from 09/10/2001
                                         Soft. No.001205
--------------------------------------------------------------------------------
8. HTF OA system V1.0                    Registered No.     01/20/2003;50 years
                                         2001SR0464         from 06/06/2002
                                         Soft. No.005555
--------------------------------------------------------------------------------
9. HTF Population& Family-planning       Registered No.     12/09/2003; 50 years
Management Software V2.0                 2003SR12654        from 05/01/2003
                                         Soft. No.017745
--------------------------------------------------------------------------------
10. CGC Credit Guarantee Management      Registered No.     12/02/2003; 50 years
Information System (GMIS) V1.0           2001SR12275        from 08/01/2003
                                         Soft. No.017366
--------------------------------------------------------------------------------
11. HOUSING(R) Subsidy Management        Registered No.     09/01/2003; 50 years
System V3.3                              2001SR9331         from 01/27/2002
                                         Soft. No.014422
--------------------------------------------------------------------------------

      The term for a copyright is from the date the product is published for the first time to December 31 of the 50th year subsequently. If there is no publication, there is no copyright protection under PRC laws. The copyright protects the design along with the name of the product.

      The following software products of HFT are registered with Shenzhen Software Industry Association, which is an organization approved by the PRC Ministry of Information. Registration with the Shenzhen Software Industry Association is recognized all over China. Only registered software products are allowed to be sold in the market.

Software Registered Names                               Registration No.
--------------------------------------------------------------------------------
HOUSING accumulation fund management center             SZ DGY-2001-0056
software (C/S Version) V3.0
--------------------------------------------------------------------------------
HOUSING property exchange and information               SZ DGY-2001-0058
management SoftwareV4.0
--------------------------------------------------------------------------------
HOUSING Accumulation Fund management software           SZ DGY-2001-0057
(Unit version) V 1.0
--------------------------------------------------------------------------------
HOUSING Property Management Software V2.0               SZ DGY-2001-0059
--------------------------------------------------------------------------------
HOUSING accumulation fund management software           SZ DGY-2003-0156
(Unit Version)
--------------------------------------------------------------------------------
HOUSING accumulation fund management center             SZ DGY-2003-0157
software V 3.60
--------------------------------------------------------------------------------
HTF Population and Family-planning Management           SZ DGY-2003-0523
Software V2.0
--------------------------------------------------------------------------------
HTF Credit Guarantee Management Software V1.0           SZ DGY-2003-0582
--------------------------------------------------------------------------------

      Employees

      As of January 31, 2005, we had 68 employees, including 8 management employees, 33 employees engaged in technology development, 19 employees engaged in sales and marketing and 8 administrative employees. All of our employees have signed confidentiality and non-competition Agreements and employment agreements with HTF. We believe that are relationship with our employees is good.

      Operating and Development Strategies

      Our development strategy will be to:

o Continue to develop application software products that can provide clients with the best solutions for their business operations.

o Maintain our leading position in the housing accumulation fund software market and the credit guarantee software market, and continue to grow market share in these markets

o Enter new software markets through acquisitions, achieve product diversification and increase our overall strength.

o Develop a software outsourcing business; participate in the international software market.

      We believe we have the following specific operating strategies.

Market strategy

o According to changes in the market, timely establish and adjust our marketing/sales system and sales network in accordance with our strategic directions.

o Concentrate company resources to develop "strategic" clients that have the positions to lead market demand.

o Establish an advanced after-sales service system and use quality services to win the trust of customers.

o Develop strategic partnerships with well-known, reputable IT manufacturers and enhance our market power through the market penetration abilities of our partners.

o Promote company products through media, our company website and industry exhibitions.

Sales strategy

      Basic sales model: As application software is mostly industry specialized, we will principally focus on the direct sale method complemented by agent sales.

      Solution sales: provide integrated solution plans to clients for achieving their computerization objectives, allow customers to fully experience the comprehensive technical support capabilities that we can offer.

Pricing strategy

      Pricing policy: for product with the same technology content as competitors, we will generally set our price at the same level as or slightly higher than that of the highest competitor. It is a company policy not to engage in, or precipitate, any price wars with other companies. However, we may occasionally offer lower prices in order to gain customers who would have an important influence on our long-term development strategy.

      Pricing by the size of customers: Usually the bigger size of the customer, the higher expense there will be in software installation, testing, training and maintenance. We set different levels of prices based on the size of our customers. In the case of housing accumulation fund software, the size of the user is directly related to the number of employees in that fund. The more employees that there are in the fund, the higher the price we will charge for our software.

      Pricing by the software module: every module of the software has a separately quoted price. A customer can choose to purchase different modules according to their needs.

Product strategy

o Ensure continuous investment in product research and development: set up R&D and testing centers; develop new generations of software systems that fit future business models.

o Invest in different products, and form a moderate product development strategy: set up a three level R&D system, which includes core products, growth products, and seed products.

o Adopt module design and technology; ensure the robustness and maintainability of products, and suit the ever increasing and changing market.

o Study competitors and their products; learn from their strengths and avoid their weaknesses; always promote innovation and originality in product concept and technology.

o Develop different versions of software, such as standard version and trial version, to target different application levels.

o Through partnership with reputable international IT manufacturers, introduce the latest technology into company product development.

Strategic alliances

      Through strategic partnerships, we have increased the competitive power of our products. Together with other manufacturers, HTF provides system integration services to clients in different industries.

      HTF is a Microsoft(R) OEM System Builder. HTF is allowed to make bundled sale of Microsoft(R) Windows and SQL Server together with its own products. As an authorized member of the "Microsoft(R) dealer coalition," HTF can also sell Microsoft's(R) software products. HTF's housing accumulation fund software also received a Windows(R) Server 2003 product certification, which means HTF can use the Windows(R)2003 Logo while selling its own products, and we believe that this significantly increases the value of our products.

      On August 30, 2003 HTF signed a PartnerWorld Agreement with IBM, and has widely used the IBM P-server in the housing accumulation fund system. Together with IBM, we promote the IBM-HTF housing accumulation fund system solution.

      Lenovo Group is China's largest IT manufacturer. On March 24, 2003, HTF entered a strategic partnership with Lenovo, and become the "Golden" value-added service provider of Lenovo's server storage products. Together with Lenovo, we provide data storage solutions for clients in such market sectors as government, education, enterprises, finance, telecommunication and etc. The partnership helped us to grow our system integration revenue, which reached $740,000 (6.1 million yuan) in 2003. Our system integration revenue decreased to $325,800 in 2004 as a result of Lenovo's decision to subdivide the district in which HTF is located into three districts.

      On November 12, 2002, Shenzhen Middle and Small Size Enterprises Credit Guarantee Center and HTF signed a Cooperative Development Agreement for the purpose of developing a Credit Guarantee Information System for Middle and Small Size Enterprises. Under the agreement both parties will jointly own the copyright of the cooperative product and share the post-tax market profits at the rate of 20% for the Center and 80% for HTF until the expiration of the copyright. The term of the contract is from August 1, 2003 to December 31, 2052.

      We intend to continue to pursue strategic partnerships with other outstanding domestic and international IT companies.

Future Plans

      In the next few years, in addition to solidifying and expanding our existing software business, we plan to enter other growing software markets through acquisitions. We also plan to pursue sales through software outsourcing and participate in the international software market. HTF's goal is to have a leading position in 10 to 12 application software markets and become a leading application software provider in China. To reach this goal, HTF will pursue the following strategies:

Enter new application software markets with acquisitions

      HTF plans to enter new application software markets. In order to quickly enter new markets and avoid the uncertainty and risks associated with new markets, HTF plans to acquire quality software companies which have strong management teams, excellent products and great market potential. Through such acquisitions, we believe that we will be able to increase our revenues and profit, consolidate technology and human resources and enhance our overall strength. Acquisitions can also help us to achieve diversification of our business portfolio and reduce our market risks.

      We plan to acquire 2-3 software manufacturers each year, and eventually acquire 10-12 companies which have strategic positions in certain application software markets. This will allow HTF to become a leader in these 10-12 specialized markets.

      We intend to implement our acquisition strategy in two phases: the first phase to be completed in the next 18 months and the second phase in the 3 and 1/2-year period thereafter. In the next 18 months, we intend to acquire at least two software companies. The planned acquisition targets are either leading manufacturers in specialized markets or manufacturers that have excellent technology/products and market potential. We believe that due to current market conditions there will be opportunities available to us to acquire such quality companies on reasonable terms, although there can be no assurance in this regard.

      There are several methods of making acquisitions that we are considering. One is to buy an interest in the company from a venture capital firm. Between 1998 and 2000, hundreds of start up software companies had received investment from domestic and foreign venture capital firms. Survivors from this round of financing are often some of the more competitive companies in the industry, but do not have sufficient resources to go public. Venture capitalists holding stakes in these companies might therefore be willing to sell their investments in such companies. We believe that we may be able to purchase holdings from venture capital firms with cash and acquire the remaining equity interests from the management through share exchanges.

      We believe that there are also many good software companies domiciled in software parks or high-tech parks in such cities as Beijing, Shenzhen, Shanghai, Guangzhou, Hangzhou, Nanjing and other Chinese cities. We intend to develop good relationships with the management of these parks. This could help us receive valuable recommendations concerning good acquisition targets.

Expand into international market through software outsourcing business

      Software offshore outsourcing is an important trend in the world software industry. According to International Data Corporation, the global application software outsourcing market is growing at average of 29.2% each year.

      An IDC report on China's software outsourcing market states that outsourcing exports from China reached $ 400 million in 2003. According to IDC, this market is expected to grow at an annual average of 44% in the next five years and reach $ 2.5 billion in 2008. Approximately two-thirds of the software outsourcing business in China at the moment comes from Japanese clients while less than 20 percent of revenue comes from the U.S. market. Chinese software companies are increasing their focus on the U.S. market.

      To date, India has received a great deal of the United States outsourcing. However, we believe that trends are beginning to favor China. For example, we believe that China has a more developed infrastructure than India, and Chinese companies can offer lower prices than their Indian rivals, especially for small and medium-size companies. Outsourcing to Chinese companies can save U.S. customers 50% or more on software development costs for the same service with the same or better quality. A crucial factor for China's emergence into the global offshore outsourcing industry is government support. The Chinese Government has set up national software export bases, and encourages domestic software companies to develop their software outsourcing business in the U.S. and European markets.

      We intend to seize opportunities to expand into international markets ability for international competition, leveraging its technology advantage in China's software industry.

                             DECRIPTION OF PROPERTY

      HTF leases approximately 640 square meters of space it uses for its executive offices and operations in Shenzhen, China from Shenzhen Chuangwei-RGB Electronic Co., Ltd. The lease is for a term of three years from February 25, 2003 to February 24, 2006 at a monthly rent of approximately RMB36,400 (including property management and area condition maintenance fees) The rent is subject to adjustement by the landlord after February 25, 2005. The lease is renewable for an indefinite period of time upon one month's prior notice. HTF receives a rent subsidy of approximately RMB12,780 per month from July 1, 2003 to June 30, 2005 under the Agreement for the Entrance of Software Enterprises into Shenzhen Software Enterprise Zone dated June 10, 2003.

      On December 15, 2003 HTF entered into a purchase agreement for approximately 600 square meters of space to be used as the Company's executive offices and for operations at Shenzhen Municipal Tian'an Digital Chuang Ye Garden Suite A, Room 802. We anticipate that the space will become available for occupancy in July 2005.The property was purchased for RMB4,250,724 ($514,615). In connection with the purchase HTF obtained a loan from China Xing Ye Bank, Shenzhen Xiang Mi Hu Branch in the amount of RMB2,970,000 and HTF granted a mortgage on the property to secure repayment of the loan.

      HTF leases a sales office of approximately 160 square meters in Beijing, China from Zhong Qing Property Management Co., Ltd. on a year-to-year base. The current term is from January 1, 2005 to December 31, 2005 at a monthly rent of RMB12,900 (including management and air-condition maintenance fees).

      HTF also owns approximately 170 square meters of office space at Room 202 and 702 of Xu Yuan #27, Unit 4 of Sunny Garden, Dian Chi Rd, Kunming, China.The property is used as a sales office. HTF purchased the property at the price of RMB209,027.73 on January 15, 2001.

                             SELECTED FINANCIAL DATA

      The following table presents our selected financial data at December 31, 2004 and December 31, 2003 and for the fiscal years then ended. We derived the selected financial data set forth below as of December 31, 2004 from our consolidated financial statements as of December 31, 2004 and for the fiscal year then ended that are included elsewhere in this prospectus. We derived the selected financial data set forth below as of December 31, 2003 and for the year then ended from the financials statements of HTF as of December 31, 2003 and for the year then ended that are included elsewhere in this prospectus. We derived the selected financial data for the year ended December 31, 2002 from unaudited financial statements of HTF which are not included in this prospectus. You should read the following summary financial data in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                Fiscal Year Ended December 31,

                                      2004             2003                2002
                                                                     (unaudited)
Net revenues                    $1,373,079       $2,206,757            $480,295

Income (loss) from operations     (131,711)         603,101            (185,224)

Net income                          45,783          707,653            (247,036)

Total assets                     1,963,600(1)     2,820,574(2)    Not available

Total liabilities                  296,628(1)     1,201,779(2)    Not available

(1) As at December 31, 2004

(2) As at December 31, 2003

The reporting currency of the Company is the U.S. dollar. The Company uses the local currency in the PRC, the Renminbi, as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the end of period exchange rates.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of the consolidated financial condition and results of operations should be read with "Selected Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

      China International Enterprises Corp. (the "Company") was incorporated in the State of Delaware on January 13, 2005 and it is a holding company for, and owns 100% of, Heng Xing Technology Group Development Limited, a British Virgin Islands company ("XHT"). XHT is a holding company for, and owns 100% of, Shenzhen Hengtaifeng Technology Co., Ltd. ("HTF"). HTF was founded in the People's Republic of China on July 5, 1995, under the name of Shenzhen Guangba Trade Development Co., Ltd and changed its name to HTF on May 12, 2000. HTF is a leading provider of application software and system integration services in China. It develops and produces housing accumulation fund software and credit guarantee management software products. It also develops family planning and property management software and provides related system integration services. HTF is headquartered in Shenzhen, China and has established a sales network in northern and southern China through its Beijing and Kunming branch offices.

      On January 31, 2005, the Company acquired 100% of XHT pursuant to a Capital Stock Exchange Agreement in exchange for 9,000,000 shares of the Company's $.001 par value per share common stock.

RESULTS OF OPERATIONS

Fiscal Years Ended December 31, 2004 and December 31, 2003

Sales and Gross Profit

      Net sales for the fiscal year ended December 31, 2004 were approximately $1,373,079 compared to approximately $2,206,757 for the fiscal year ended December 31, 2003, a decrease of $833,668 or approximately 37.8%. The primary reasons for the decrease in net sales in 2004 were that the Company had $525,000 in revenues in 2003 relating to its development of certain property information software while no revenues relating to such software were received in 2004 and there was a $414,200 decrease in system integration revenue in 2004 primarily as a result of a decision by the Company's strategic partner, Lenovo, to subdivide the district in which HTF is located into three districts, thereby reducing the amount of systems integration work assigned to the Company.

      Gross profit for the fiscal year ended December 31, 2004 was approximately $995,403, a decrease of $319,416 or approximately 24.3% from the year end December 31, 2003. The decrease in gross profit was primarily due to the decrease in net sales as mentioned above.

      For the fiscal year ended December 31, 2004 approximately 47% of sales were to our 10 largest customers, approximately 30% of our sales were made to our 5 largest customers and approximately 7% of sales were made to our largest customer. For the fiscal year ended December 31, 2003, approximately 59% of our sales were to our 10 largest customers, approximately 50% of our sales were made to our 5 largest customers and approximately 24% of sales were made to our largest customer.

Cost of sales

      Cost of sales decreased to approximately $377,676 in the fiscal year ended December 31, 2004, or approximately 57.7% from approximately $891,938 in the prior year primarily due to the decrease in system integration revenue.

Selling, General and Administrative

      Selling, general and administrative expenses were approximately $947,513, in the fiscal year ended December 31, 2004, or approximately 69% of the net sales, compared to approximately $586,452, or approximately 26.6% of net sales for the fiscal year ended December 31, 2003.

      The increase in selling, general and administrative expenses primarily resulted from the increase in bad debt expense as a result of increasing the Company's Allowance for Accounts Receivable from $11,860 in 2003 to $209,740 in 2004, professional expenses of $96,800 incurred in 2004 (as compared to no such expenses in 2003) as a result of the Company's decision to restructure and become a reporting company in the United States and an increase in employee traveling expenses from $17,989 in 2003 to $79,337 in 2004.

Income Taxes

      According to the Provisional Regulations of the People's Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the Shenzhen local tax bureau, we were exempted from all income taxed during the fiscal years ended December 31, 2003 and 2004. We will pay one-half of the regular tax rates of 15% during the fiscal years ending December 31, 2005 through December 31, 2007.

Liquidity and Capital Resources

      As of December 31, 2004, the Company has a short term loan payable amounting $121,000 to a non-related party. The loan is unsecured, non-interest bearing and due on demand.

      We currently finance our operations and capital expenditures through cash flows from operations and short term loans. Net cash provided by operating activities for the fiscal year period ended December 31, 2004 was $213,556 as compared to $188,694 for the fiscal year period ended December 31, 2003.

      The increase in net cash provided by operating activities in 2004 was primarily a result of a reduction in accounts receivable, an increase in deposits and decreases in payables during 2004 which more than offset a reduction in net income in 2004.

      Net cash used in financing activities for in 2004 was $554,334 as compared to $674,709 net cash provided in financing activities in 2003. Net cash used in financing activities in 2004 was primarily a result of the Company making an aggregate of $910,573 in payments in 2004 on a note, compared to $5,424 of payments made in 2003 and a decrease in 2004 in proceeds received from loans by non-related parties of $524,548 offset by the Company's receipt of proceeds from loans from officers and shareholders of $199,620 in 2004, compared to receipts of $74,394 in 2003, an increase of $125,226.

Accounts Receivable

      The decrease in accounts receivable from $475,299 for the fiscal year ended December 31, 2003 to $255,290 for the fiscal year ended December 31, 2004 is primarily attributable the decrease in net sales from 2003 to 2004 and an increase in the allowance for doubtful accounts.

      The increase in other receivable from December 31, 2004 to December 31, 2003 from $68,708 to $236,352 was primarily due to the sale of property described Note 5 of the audited consolidated financial statements.

Inventory

      Inventories remained constant between the fiscal years ended December 31, 2003 and 2004 due to relatively consistent sales.

Accounts Payable

      Accounts payable and accrued expenses decreased from $84,470 as of December 31, 2003 to $17,650 as of December 31, 2004 primarily as a result of a decrease in the purchase of materials by the Company.

Critical Accounting Policies

      Management's discussion and analysis of its financial condition and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The Company's financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See note 1 to the Company's consolidated financial statements, "Summary of Significant Accounting Policies." Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The Company believes that the following reflect the more critical accounting policies that currently affect the Company's financial condition and results of operations.

Revenue recognition

      The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized when the following four situations have been met: (1) delivery has occurred or service has been rendered; (2) the delivery has been accepted by the customer and the product is satisfactorily tested; (3) collectibility is reasonably assured; and (4) no other significant obligations of the HTF exist, other than normal warranty support. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

      The Company offers one year warranties on its products, during which the Company provides free maintenance for its software sold to the customers.

Accounting for long-lived assets

      Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business. "The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2004 and 2003, there were no significant impairments of its long-lived assets.

Bad debts

      The Company's business operations are conducted in the People's Republic of China. During the normal course of business, the Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

      The following table sets forth as of January 31, 2005, certain information with respect to the beneficial ownership of the voting securities by (i) any person or group with more than 5% of the Company's securities, (ii) each director, (iii) each executive officer and (iv) all executive officers and directors as a group.

                    Name and                                             Amount and
                   Address of                       Title of        Nature of Beneficial   Percent of
                Beneficial Owner                     Class               Ownership          Class (1)
                ----------------                     -----               ---------          ---------
Li Yuan Qing
Suite 2911-2912, 29th Floor
Two International Finance Centre
No. 8 Finance Street
Central, Hong Kong                                Common Stock          6,300,000 (2)         58.3%

Qiu Zhen Liang
Building 86-306
Yuanling Xincun
Futian District
Shenzhen, PRC                                     Common Stock          2,700,000             25.0%

Chen Ling
5-402 Chiwei Building
South Huaquiang Road
Shenzhen, PRC                                     Common Stock            900,000              8.3%

Warner Technology and Investment Corp.
701 East Linden Avenue
Linden, New Jersey 07036                          Common Stock            610,000              5.6%

American Union Securities, Inc.
100 Wall Street, 15th Floor
New York, New York 10005                          Common Stock            650,000              6.0%

Huakang Zhou
701 East Linden Avenue
Linden, New Jersey 07036                          Common Stock            540,000              5.0%

All Directors and Officers of the Company         Common Stock          9,000,000 (2)         83.3%
as a group (3 persons)

(1) Computed based upon a total of 10,800,000 shares of common stock outstanding as of January 31, 2005.

(2)   Includes 900,000 shares owned by Chen Ling, Mr. Li's wife.

                   DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
                               AND CONTROL PERSONS

      The following are our officers and directors as of January 31, 2005. Except for Norman Fuchs, each of the Company's current officers and directors are residents of China. As a result, it may be difficult for investors to effect service of process within the United States upon them or to enforce in the United States court judgments obtained against them in the United States courts.

      Name                       Position(s)                 Age
      ----                       -----------                 ---

      Li Yuan Qing               Chairman,                   36
                                 President and Director

      Shen Ding Hong             Director and Chief          36

                                 Financial Officer

      Wu Jian Ping               Director                    33

      Norman Fuchs               Director                    51

      Yu Qing Biao               Secretary                   37

      Li Yuan Qing has been the Chairman and President of our company since January 2005, the Executive Director of XHT since 2004 and the Chairman of HTF since 2003. He has been a director of HTF for more than five years and was the CEO of HTF from 2000 to 2004. Mr. Li has also served as the Director of Jiangsu Qi Hang Digital Control Engine Bed Co., Ltd. and Jiangsu Zhenjiang Xinzhou Mechanics Factory, and as the Executive Director of Hengtaifeng International Holdings Co., Ltd. He graduated from Shenzhen University in 1989 and earned an Executive MBA degree from Zhongshan University in 2003.

      Shen Ding Hong has been a Director and CFO of our company since January 2005. She has been Financial Manager of HTF since 2003. From 1999 to 2002 she served as the Manager of He Zhong Heng Software Co., Ltd.

      Wu Jian Ping has been a director of our company since January 2005. She has also served as the CEO of HTF since January 1, 2005. Ms. Wu has served as the Manager of Credit Guarantee Department of HTF and the Vice President of HTF from 2003 to 2004. She was the Vice President of Shenzhen Municipal Pu Da Technology Co., Ltd. from 2001 to 2003, a member of the Project Research Staff of Shenzhen Saibo Technology Co., Ltd. from 2000 to 2001 and the Sales Manager and Manager of the Market Department of Shenzhen Shu Ju Tong Computer Network System Co., Ltd. from 1999 to 2000.

      Norman Fuchs has been a director of our company since January 2005. He has been the Director of Corporate Finance and Investment Banking of American Union Securities, Inc., a broker-dealer located in New York, New York, since April 2004. From January 2000 to April 2004 he was a senior research analyst with ATH Ventures, Inc., a firm specializing in fund development and management, technology transfer, corporate finance and investment banking services for high technology companies.

      Yu Qing Biao has been the secretary of the Company since January 2005. During the past five years, he has worked for HTF serving as Assistant Manager of the Technology Department from June 1, 2001 to December 31, 2001, Administrative Manager on Human Resource Administration from January 1, 2002 to December 31, 2002, vice president of HTF and manager of the HTF IT resource department from January 1, 2003 to December 31, 2003; executive vice president of HTF and manager of the HTF IT resource department from January 1, 2004 to December 31, 2004 and vice president of HTF since January 1, 2005. Prior his joining to HTF, he had worked for Jing Zhong Daily as Editor and Director for the Computer Center for over 11 years.

FAMILY RELATIONSHIPS

There are no family relationships between or among any executive officer or director of our company or our subsidiaries, except that Li Yuan Qing, our Chairman and President, is the husband of Chen Ling, who is a director of our subsidiary, XHT.


AUDIT COMMITTEE FINANCIAL EXPERT

      The full Board of Directors of the Company currently serves as its audit committee. The Board of Directors does not currently have an audit committee "financial expert" as defined under Rule 401(e) of Regulation S-B because the Company only recently consummated its transaction with XHT and the Board of Directors is in the process of searching for a suitable candidate for this Board position as well as others.

                             EXECUTIVE COMPENSATION

      Neither the Company nor XHT currently pays any compensation to its executive officers or directors. The following is a summary of the compensation paid by HTF to its CEO for the three years ended December 31, 2004. No executive officer of HFT received compensation in excess of $100,000 for any of the three years ended December 31, 2004.

                          ANNUAL COMPENSATION                                           LONG TERM COMPENSATION
                                                                                   Awards                  Payouts

                                                              Other         Restricted Securities
                                                              Annual          Stock    Underlying                  All
                            Year                             Compen-          Awards    Options/      LTIP        Other
    Name     Position      Ended     Salary($)   Bonus($)   sation($)           $         SARS      Payouts    Compensation
    ----     --------      -----     ---------   --------   ---------       ---------   ----------  -------    ------------
Li Yuan Qing    CEO      12/31/2004   13,526      1,156        349               0           0          0            0
                CEO      12/31/2003   10,077        755          0               0           0          0            0
                CEO      12/31/2002    7,137        309          0               0           0          0            0

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      In 2003 HTF loaned $199,620 to Mr. Li Yuan Qing, the Company's Chairman who was the Chief Executive Officer of HTF at the time the loan was made. The loan was unsecured, non-interest bearing and due upon demand. It was repaid in full by Mr. Li Yuan Qing in 2004.

      Except for the foregoing, during the fiscal years ended December 31, 2004 and December 31, 2003, HTF did not enter into any transactions in which any director, executive officer or stockholder of the Company or any of its subsidiaries or any member of the immediate family of any of the foregoing had a direct or indirect material interest.

                              PLAN OF DISTRIBUTION

      The selling stockholders may sell the Common Stock directly or through brokers, dealers or underwriters who may act solely as agents or may acquire Common Stock as principals. The selling stockholders may distribute the Common Stock in one or more of the following methods:

      o ordinary brokers transactions, which may include long or short sales through the facilities of the over-the-counter Bulletin Board (if a market maker successfully applies for inclusion of our Common Stock in such market) or other market;

      o transactions involving cross or block trades or otherwise on the open market;

      o purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;

      o "at the market" to or through market makers or into an existing market for the Common Stock;

      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

      o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

      o any combination of the above, or by any other legally available means.

      In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock, or options or other transactions that require delivery by broker-dealers of the common stock.

      The selling stockholders and/or the purchasers of Common Stock may compensate brokers, dealers, underwriters or agents with discounts, concessions or commissions (compensation may be in excess of customary commissions).

      We do not know of any arrangements between any selling stockholder and any broker, dealer, underwriter or agent relating to the sale or distribution of the Common Stock.

      We and the selling stockholders and any other persons participating in a distribution of our Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

      The selling stockholders may sell any securities that this prospectus covers under Rule 144 of the Securities Act rather than under this prospectus if they qualify.

      We cannot assure you that the selling stockholders will sell any of their shares of Common Stock.

      In order to comply with the securities laws of certain states, if applicable, the selling stockholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling stockholders may not sell or offer the Common Stock unless the holder registers the sale of the shares of Common Stock in the applicable state or the applicable state qualifies the common stock for sale in that state, or the applicable state exempts the Common Stock from the registration or qualification requirement.

      We have agreed to indemnify each selling stockholder whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

                            DESCRIPTION OF SECURITIES

      The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $.001 per share, of which there are 10,800,000 shares issued and outstanding, and 1,000,000 shares of preferred stock, par value $.001 per share, of which no shares have been designated or issued.

Common Stock

      Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of the Company's Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

      Holders of the Company's common stock have no preemptive rights. There are no conversion or redemption rights or sinking fund provisions with respect to the Company's common stock.

Preferred Stock

      The Company's Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate of designations, preferences and rights pursuant under Delaware law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued are likely to have priority over the Company's Common Stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to either issue any preferred stock or adopt any series, preferences or other classification of preferred stock.

      The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

                      MARKET PRICE OF AND DIVIDENDS ON OUR
                            COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

      As of the date of this prospectus, there is no trading market for the Company's securities. An application has been filed with the National Association of Securities Dealers for the public trading of our Common Stock on the OTC Bulletin Board, but there is no assurance that the Company's Common Stock will be quoted on the OTC Bulletin Board or any Exchange.

      As of the date of this prospectus, there are six holders of the Company's Common Stock.

Dividends

      The payment of dividends, if any, is to be within the discretion of the Company's Board of Directors. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the near future.

      Dividends, if any, will be contingent upon our revenues and earnings, capital requirements, financial conditions and the ability of HTF to obtain approval to get monies out of the PRC. The PRC's national currency, the Yuan, is not a freely convertible currency. Effective January 1, 1994, the PRC foreign exchange system underwent fundamental changes. This reform was stated to be in line with the PRC's commitment to establish a socialist market economy and to lay the foundation for making the Yuan convertible in the future. The currency reform is designed to turn the dual exchange rate system into a unified and managed floating exchange rate system.

      A China Foreign Exchange Trading Centre was formed in April, 1994 to provide an interbank foreign exchange trading market whose main function is to facilitate the matching of long and short term foreign exchange positions of the state-designated banks, and to provide clearing and settlement services. The People's Bank of China publishes the state managed exchange rate daily based on the daily average rate from the previous day's inter-bank trading market, after considering fluctuations in the international foreign exchange markets. Based on these floating exchange rates, the state-designated banks list their own exchange rates within permitted margins, and purchase or sell foreign exchange with their customers.

      The State Administration of Foreign Exchange of the PRC ("SAFE") administers foreign exchange dealings and requires that they be transacted through designated financial institutions. All Foreign Investment Enterprises ("FIEs") may buy and sell foreign currency from designated financial institutions in connection with current account transactions, including, but not limited to, profit repatriation. With respect to foreign exchange needed for capital account transactions, such as equity investments, all enterprises in the PRC (including FIEs) are required to seek approval of the SAFE to exchange Yuan into foreign currency. When applying for approval, such enterprises will be subject to review by the SAFE as to the source and nature of the Yuan funds.

      There can be no assurance that the Yuan relative to other currencies will not be volatile or that there will be no devaluation of the Yuan against other foreign currencies, including the U.S.dollar.

Equity Compensation Plan Information

      As of the date of this Report, the Company does not have any equity compensation plans.

Transfer Agent

      We currently act as our own transfer agent, but plan to engage a transfer agent when, and if, a trading market for our Common Stock develops.

Penny Stock Regulations

      The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. The Company's Common Stock, when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

      For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of investors to sell our Common Stock in the secondary market.

                                LEGAL PROCEEDINGS

      Neither the Company, nor XHT nor HTF is currently a party to any pending legal proceeding.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

      During the fiscal years ended December 31, 2003 and December 31, 2002, and for the nine months ended September 30, 2004 Rosenberg Rich Baker Berman & Company was the principal independent accountant of our subsidiary, HTF. Rosenberg Rich declined an engagement to audit the consolidated financial statements of XHT and subsidiary as of December 31, 2004 because it decided to limit its involvements with companies whose securities are publicly traded.

      Rosenberg's report on the financial statements of HTF for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

      During HTF's two most recent fiscal years, and the subsequent interim periods, there were no disagreements with Rosenberg on any matter of accounting principles or practices, financial statement disclosure, auditing scope, or procedure, which disagreements, if not resolved to the satisfaction of Rosenberg, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

      On January 7, 2005, we retained Kabani & Company as our new independent accountant. Kabani & Company is located at 17011 Beach Boulevard, Suite 1230, Huntington Beach, California 92647. The decision to retain Kabani & Company was approved by our Board of Directors.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      We have agreed to indemnify the stockholders whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

      Pursuant to Article V, Section 1 of our By-Laws, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

      Our counsel, Guzov Ofsink, LLC, located in New York, New York, is passing upon the validity of the issuance of the Common Stock that we are offering under this prospectus.

                                     EXPERTS

      Kabani & Company, independent certified public accountants, located at 17011 Beach Boulevard, Huntington Beach, California 92647,have audited our consolidated financial statements included in this registration statement to the extent, and for the periods set forth in their report. Rosenberg Rich Baker Berman & Company, independent certified public accountants, located at 380 Foothill Road, Bridgewater, New Jersey 08807-0483, have audited the financial statements of HTF included in this registration statement to the extent, and for the periods set forth in their report. We have relied upon such reports, given upon the authority of such firms as experts in accounting and auditing.

                              FINANCIAL STATEMENTS

      The Company's consolidated financial statements, including the notes thereto, together with the report of independent certified public accountants thereon, are presented beginning at page F-1.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form SB-2, as amended, under the Securities Act for the Common Stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

      The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

      You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

                          INDEX TO FINANCIAL STATEMENTS

                                                                              Page No.
                                                                              --------
Heng Xing Technology Group Development Limited
  and Subsidiary
         Report of Independent Registered Public Accounting Firm                F-1
         Consolidated Balance Sheet as of December 31, 2004                     F-2
         Consolidated Statements of Income for the years ended
            December 31, 2004 and 2003                                          F-3
         Consolidated Statements of Stockholders' Equity for the
             years ended December 31, 2004 and 2003                             F-4
         Consolidated Statements of Cash Flow for the years
            Ended December 31, 2004 and 2003                                    F-5
         Notes to Consolidated Financial Statements                             F-6

Shenzhen Hengtaifeng Technology Co., Ltd.

         Independent Auditors' Report                                           F-15
         Balance Sheet as of December 31, 2003                                  F-16
         Statement of Operations for the year ended December 31, 2003           F-17
         Statement of Changes in Stockholders' Equity for the year
             Ended December 31, 2003                                            F-18
         Statement of Cash Flows for the year ended December 31, 2003           F-19
         Notes to Financial Statements                                          F-20

China International Enterprises Corp.

         Report of Independent Registered Public Accounting Firm                F-27
         Balance Sheet as of January 30, 2005                                   F-28
         Statement of Operations for the Period January 13, 2005
            (inception) to January 30, 2005                                     F-29
         Statement of Stockholders" Deficit for the Period January
            13, 2005 (inception) to January 30, 2005                            F-30
         Statement of Cash Flows for the Period January 13, 2005
            (inception) to January 30, 2005                                     F-31
         Notes to Financial Statements                                          F-32

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Heng Xing Technology Group Development Limited

We have audited the accompanying consolidated balance sheet of Heng Xing Technology Group Development Limited (a British Virgin Islands Corporation) and subsidiary as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Heng Xing Technology Group Development Limited and subsidiary as of December 31, 2004, and the results of its consolidated operations and its cash flows for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Kabani & Company, Inc.
KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Huntington Beach, California
January 31, 2005

                 HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2004

                                     ASSETS

CURRENT ASSETS:
      Cash & cash equivalents                                       $   191,165
      Accounts receivable, net                                          255,290
      Inventory                                                         312,046
      Other receivable                                                  236,352
      Advances to suppliers                                             303,446
      Prepaid expense                                                     1,635
                                                                    -----------
                     Total current assets                             1,299,934

PROPERTY AND EQUIPMENT, NET                                             654,350

DEPOSITS                                                                  9,316

                                                                    -----------
                                                                    $ 1,963,600
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
      Accounts payable & accrued expense                            $    17,650
      Payroll payable                                                    21,580
      Welfare payable                                                    10,728
      Taxes payable                                                      77,288
      Short term loan                                                   121,000
      Customer deposits                                                  48,382
                                                                    -----------
                     Total current liabilities                          296,628

STOCKHOLDERS' EQUITY
      Common stock, $1 per share; authorized shares 50,000;
       issued and outstanding 50,000 shares                                 100
      Additional paid in capital                                      1,199,900
      Statutory reserve                                                   6,867
      Accumulated other comprehensive income                             10,821
      Retained earnings                                                 449,284
                                                                    -----------
                     Total stockholders' equity                       1,666,972

                                                                    -----------
                                                                    $ 1,963,600
                                                                    ===========

                                                                             (0)

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                            2004           2003
                                                        ------------    ------------
NET REVENUE                                             $  1,373,079    $  2,206,757

COST OF REVENUE                                              377,676         891,938
                                                        ------------    ------------

GROSS PROFIT                                                 995,403       1,314,819

Operating expenses
         Selling expenses                                    313,192         297,926
         General and administrative expenses                 634,321         288,526
         Research & development                              179,601         125,266
                                                        ------------    ------------
              Total operating expenses                     1,127,114         711,718

                                                        ------------    ------------
INCOME FROM OPERATIONS                                      (131,711)        603,101

Non-operating Income (expense):
         Interest income                                       1,207           1,677
         Interest expense                                    (26,192)        (33,040)
         Gain on sale of property                              7,289              --
         Technology subsidy                                   60,500
         Value added tax refund                               92,065              --
         Other income                                         49,941         138,099
         Other expense                                        (7,316)         (2,184)
                                                        ------------    ------------
              Total non-operating income (expense)           177,494         104,552
                                                        ------------    ------------

NET INCOME                                              $     45,783    $    707,653
                                                        ============    ============

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING     10,000,000      10,000,000
                                                        ============    ============

BASIC AND DILUTED NET EARNING PER SHARE                 $       0.00    $       0.07
                                                        ============    ============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                       COMMON STOCK
                                                 ---------------------------   ADDITIONAL
                                                 NUMBER OF                      PAID IN      STATUTORY
                                                  SHARES       AMOUNT           CAPITAL       RESERVE
                                                 ----------    -----------    -----------   -----------
Balance, December 31, 2002                              100    $ 1,200,000    $            $        --

Recapitalization on reverse acquisition                  --     (1,199,900)     1,199,900            --

Net income for the year ended December 31, 2003          --             --             --            --

Foreign currency translation adjustment                  --             --             --            --

                                                 ----------    -----------    -----------   -----------
BALANCE, DECEMBER 31, 2003                              100            100      1,199,900            --

Net income for the year ended December 31, 2004          --             --             --            --

Allocation to statutory reserve                          --             --             --         6,867

Foreign currency translation adjustment                  --             --             --            --

                                                 ----------    -----------    -----------   -----------
BALANCE, DECEMBER 31, 2004                              100    $       100    $ 1,199,900   $     6,867
                                                 ==========    ===========    ===========   ===========

                                                   ACCUMULATED
                                                      OTHER        RETAINED         TOTAL
                                                  COMPREHENSIVE    EARNINGS      STOCKHOLDERS'
                                                      INCOME       (DEFICIT)         EQUITY
                                                    -----------    -----------     -----------
Balance, December 31, 2002                         $     7,742    $  (297,285)    $   910,457

Recapitalization on reverse acquisition                      --             --              --

Net income for the year ended December 31, 2003              --        707,653         707,653

Foreign currency translation adjustment                     685                         685.00

                                                    -----------    -----------     -----------
BALANCE, DECEMBER 31, 2003                                8,427        410,368       1,618,795

Net income for the year ended December 31, 2004              --         45,783          45,783

Allocation to statutory reserve                              --         (6,867)             --

Foreign currency translation adjustment                   2,394                       2,394.00

                                                    -----------    -----------     -----------
BALANCE, DECEMBER 31, 2004                          $    10,821    $   449,284     $ 1,666,972
                                                    ===========    ===========     ===========

                 HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                       2004            2003
                                                                    ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
        Net Income                                                  $  45,783       $ 707,653
        Adjustments to reconcile net income to net cash
        provided in operating activities:
                 Depreciation and amortization                         56,944          55,532
                 Bad debt expense                                     170,323          11,868
                 Gain on sale of property                              (7,289)             --
                 (Increase) / decrease in current assets:
                         Accounts receivable                           49,686        (203,045)
                         Inventory                                     17,515        (289,833)
                         Other receivable                             (41,320)        (68,708)
                         Deposits                                      (1,370)        (47,517)
                         Advances to suppliers                         23,256              --
                         Prepaid expense                                4,418          (3,393)
                 Increase / (decrease) in current liabilities:
                         Accounts payable                             (66,820)       (119,238)
                         Customer deposits                             18,327          27,838
                         Payroll payable                               (1,843)         11,416
                         Welfare payable                              (55,444)         31,528
                         Taxes payable                                  1,390          74,593
                                                                    ---------       ---------
        Net cash provided by operating activities                     213,556         188,694
                                                                    ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES
                 Receipt of cash on disposal of property              158,399              --
                 Acquisition of property & equipment                   (7,561)       (555,016)
                                                                    ---------       ---------
        Net cash provided by (used in) investing activities           150,838        (555,016)
                                                                    ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
                 Proceeds from loan - officers/shareholders           199,620          74,394
                 Proceeds from loans                                   46,807           3,950
                 Payment on loan receivable                                --         (32,571)
                 Proceeds from note payable                           109,812         634,360
                 Payments on note payable                            (910,573)      (5,424.00)
                                                                    ---------       ---------
        Net cash provided by (used in) financing activities          (554,334)        674,709
                                                                    ---------       ---------

Effect exchange rate changes on cash and cash equivalents               2,394             685

NET INCREASE/(DECREASE) IN CASH & CASH EQUIVALENTS                   (187,546)        309,072

CASH & CASH EQUIVALENTS, BEGINNING BALANCE                            378,711          69,639
                                                                    ---------       ---------

CASH & CASH EQUIVALENTS, ENDING BALANCE                             $ 191,165       $ 378,711
                                                                    =========       =========

                 HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Heng Xing Technology Group Development Limited (the "Company") is a British Virgin Islands Corporation, incorporated on May 28, 2004. The Company is authorized to issue of 50,000 shares of common stock of $1 par value. The Company is a non-operative holding company of Shenzhen Hengtaifeng Technology Co. Ltd. ("HTF"). HTF was founded in High & New Technology Industry Zone in the city of Shenzhen, Guangding Province of People's Republic of China on July 1995, under the name Shenzhen Guangba Trade Development Co., Ltd. The Company amended its name to Shenzhen Hengtaifeng Technology Co. Ltd. on May 12, 2000. The
Company is primarily engaged in developing and distributing software and hardware systems on housing fund, guarantee information management, and home plan management in the People's Republic of China.

On December 14, 2004, the Company entered in to an agreement with all the shareholders of HTF to acquire all of the outstanding stock of HTF. The acquisition has been recorded as a recapitalization of HTF, with HTF being treated as the continuing entity. The historical financial statements presented are those of HTF. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, HTF. All significant inter-company accounts and transactions have been eliminated in consolidation. The acquisition of HTF on December 14, 2004, has been accounted for as a purchase and treated as a reverse acquisition (note 1). The historical results for the year ended December 31, 2004 include both the Company (from the acquisition date) and HTF (for full year) while the historical results for the year ended December 31, 2003 includes only HTF.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $188,197 as at December 31, 2004.

                 HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

ADVANCES TO SUPPLIERS

The Company advances to certain vendors for purchase of its material. The advances to suppliers amounted to $303,446 at December 31, 2004.

INVENTORIES

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to there market value, if lower.

PROPERTY & EQUIPMENT

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of: 30 years for building, 10 years for machinery, 5 years for office equipment and 8 years for vehicles.

The Company has Capital work on progress representing the construction in progress of the Company's manufacturing plant amounting $516,365. Capital work in progress has been included in Building and improvement in the accompanying financial statements.

LONG-LIVED ASSETS

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2004 and 2003, there were no significant impairments of its long-lived assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

                 HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

REVENUE RECOGNITION

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers or services has been rendered when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

ADVERTISING COSTS

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2004 and 2003 were $87,615 and $65647, respectively.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are charged to operations as incurred and amounted to $179,601 and $125,266 in 2004 and 2003, respectively.

STOCK-BASED COMPENSATION

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123. Through December 31, 2004, the Company has not granted any stock options.

INCOME TAXES

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

According to the Provisional Regulations of the People's Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the Shenzhen local tax bureau, the Company is exempted from income tax in 2003 and 2004. The Company will also have half of its income taxes exempt from 2005 to 2007.

                 HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOREIGN CURRENCY TRANSACTIONS AND COMPREHENSIVE INCOME (LOSS)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of HTF is Chinese Renminbi. The unit of Renminbi is in Yuan. Cumulative translation adjustment amount and translation adjustment gain amounted to $2,394 and $685 for the year ended December 31, 2004 and 2003. Accumulated other comprehensive income amounted to $10,821 on December 31, 2004.

BASIC AND DILUTED NET LOSS PER SHARE

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

STATEMENT OF CASH FLOWS:

In  accordance  with  Statement  of  Financial   Accounting  Standards  No.  95,
"Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

SEGMENT REPORTING

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's consolidated financial statements as substantially all of the Company's operations are conducted in one industry segment.

RECENT PRONOUNCEMENTS

In November 2004, the FASB has issued FASB Statement No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4" ("FAS No. 151"). The amendments made by FAS No. 151 are intended to improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.

The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FAS No. 151 will be applied prospectively. The Company does not expect the adoption of FAS No. 151 to have a material impact on its consolidated financial position, results of operations or cash flows.

                 HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Nonmonetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company will evaluate the impact of EITF 03-01 once final guidance is issued.

3. INVENTORIES

Inventories at December 31, 2004 consist of the following:

            Raw and packing materials                       $130,940
            Finished goods                                    85,985
            Finished goods                                    95,121
                                                            --------

            Total                                           $312,046
                                                            ========

4. PROPERTY AND EQUIPMENT

Net property and equipment at December 31, 2004 as follows:

            Building & improvement                        $ 550,687
            Machinery & equipment                           185,113
            Furniture and fixture                            15,887
            Software                                         88,179
                                                          ---------
                                                            839,866
            Less: Accumulated depreciation
                      & amortization                       (185,516)
                                                          ---------
                                                          $ 654,350
                                                          =========

                 HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense for the years ended December 31, 2004 and December 31, 2003 was $ 56,944 and $55,532.

5. OTHER RECEIVABLE

Other receivable at December 31, 2004 consist of the following:

            Receivable for sale of property                 $126,324
            Subsidy receivable                                63,185
            Loans to employees                                37,809
            Miscellaneous                                      9,034

                                                            --------
            Total                                           $236,352
                                                            ========

In 2004 the Company sold a building property for $282,303 resulting in gain on disposal of $7,289. The amount was recoverable by September 10, 2004. As of December 31, 2004, the Company has a receivable of $126,324 on this transaction.

The Company has a subsidy receivable from the local government amounting $63,185 for enhancement of the Company's technology.

6. SHORT TERM LOAN

As of December 31, 2004, the Company has a short term loan payable amounting $121,000 to a non related party. The loan is unsecured, non-interest bearing and due on demand.

7. TAXES PAYABLE

The Company has taxes payable amounting $77,288 as of December 31, 2004. The taxes payable consisted of Value-added tax of $74,654 and other miscellaneous taxes of $2,634.

8. SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company paid interest of $0 and $0 during the year ended December 31, 2004 and 2003. The Company did not pay income tax during the years ended December 31, 2004 and 2003.

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the year ended December 31, 2004, the Company disposed off a building for receivable amounting $282,303.

                 HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9. EMPLOYEE WELFARE PLAN

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual pre-tax contributions of 14% of all employees' salaries. The total expense for the above plan amounted to $41,290 and $41,571 for the years ended December 31, 2004 and 2003.

10. STATUTORY RESERVE

In accordance with the Chinese Company Law, the company has allocated 10% of its annual net income, amounting $4,578 as statutory reserve on December 31, 2004.

11. STATUTORY COMMON WELFARE FUND

As stipulated by the Company Law of the People's Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

      (i)   Making up cumulative prior years' losses, if any;

      (ii) Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

      (iii) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

      (iv) Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

The Company established a reserve for the annual contribution of 5% of net income to the welfare fund. The amount included in the statutory reserve for the year ended December 31, 2004 amounted to $2,289.

12. SHAREHOLDERS' EQUITY

The Company was incorporated on May 28, 2004 in the territory of the British Virgin Islands. The Company issued 100 shares of its common stock of $1 par value to its founder on its inception.

On December 14, 2004, the Company entered in to an agreement with the shareholders of HTF to acquire all the issued and outstanding stock of HTF for HK$2 (US $0.25). The shareholders of the Company owned HTF, prior to acquisition, in the same ratio as of their ownership ratio in the Company.

The acquisition has been recorded as a recapitalization of HTF, with HTF being treated as the continuing entity. The historical financial statements presented are those of HTF. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

                 HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. MAJOR CUSTOMERS AND VENDORS

Two major customers accounted for 49.3% of the net revenue for the year ended December 31, 2003. The Company did not have a major customer in the year ended December 31, 2004.

Two major vendors provided 64% of the Company's purchases for the year ended December 31, 2003. One major vendor provided 30% of the Company's purchases for the year ended December 31, 2004. The Company did not have a payable to this vendor on December 31, 2004.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral.

14. OTHER INCOME

Technical Subsidy - The Company received subsidy income of $60,500 from local government, which grants such subsidy to middle-small enterprise to enhance its technology.

Value added tax refund (VAT) - The Company received an amount of 92,065 as Value added tax refund from the local government, which supports local high-tech enterprises.

15. COMMITMENT

The Company leases a sales office of in Beijing, China on a year to year base. The current term is from January 1, 2005 to December 31, 2005 at a monthly rent of $1,561 (including management and air-condition maintenance fees). Total commitment for the twelve month period ended December 31, 2005 is 18,732.

16. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

17. SUBSEQUENT EVENTS

On December 23, 2004, the Company signed an Agreement under which the shareholders of the Company shall sell, assign, transfer, convey and deliver 100% of the issued and outstanding shares of the Company, to ATLANTIS ACQUISITION CORP II, INC. (SUB) in exchange for the issuance to the shareholders of the Company 8,856,000 shares of SUB representing 82% of the issued and outstanding common stock of SUB. On January 31, 2005, the shareholders of the Company and SUB mutually agreed to rescind the agreement.

On January 31, 2005, the China International Enterprises Corp. (CIEC), a Delaware corporation, acquired 100% outstanding shares of the Company from its shareholders in exchange of 9,000,000 shares of common stock of CIEC, representing 83.33% of the issued and outstanding common stock of CIEC. CIEC was incorporated on January 13, 2005.

                 HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CIEC has authorized (a) Sixty Million  (60,000,000)  Shares of common stock, and
(b) One Million (1,000,000) shares of Preferred Stock, par value .001 per share, none of the preferred shares have been issued or outstanding.

The exchange of shares with CIEC will be accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of the Company will obtain control of CIEC. Accordingly, the merger of the two companies will be recorded as a recapitalization of the Company, with the Company being treated as the continuing entity. The financial statements of legal acquiree are not significant; therefore, no pro forma financial information is submitted.

                          Independent Auditors' Report

To the Board of Directors and Stockholders of Shenzhen Hengtaifeng Technology Co., Ltd.

We have audited the accompanying balance sheet of Shenzhen Hengtaifeng Technology Co., Ltd. as of December 31, 2003 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shenzhen Hengtaifeng Technology Co., Ltd. as of December 31, 2003 and the results of their operations and cash flows for the years ended December 31, 2003in conformity with accounting principles generally accepted in the United States of America.


                                       /s/ Rosenberg Rich Baker Berman & Company
                                       Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
April 24, 2004

                    Shenzhen Hengtaifeng Technology Co., Ltd.
                                  Balance Sheet
                                December 31, 2003

        Assets
Current Assets
     Cash and equivalents                                                        $    378,711
     Accounts receivable, net                                                         475,299
     Inventories                                                                      329,561
     Loans receivable - employees                                                      37,660
     Loans receivable - other                                                           9,147
     Loan to officers                                                                 199,620
     Other receivable                                                                  68,708
     Deposits                                                                         326,702
     Prepaid expenses                                                                   6,053
                                                                                 ------------

        Total Current Assets                                                        1,831,461
                                                                                 ------------

Property, plant and equipment, net                                                    981,167
Security deposit                                                                        7,946
                                                                                 ------------

        Total Assets                                                                2,820,574
                                                                                 ============

        Liabilities and Stockholders' Equity
Current Liabilities
     Accounts payable and accrued expenses                                             84,470
     Notes payable                                                                    761,172
     Current maturities of long-term debts                                              5,796
     Loans payable - other                                                              5,392
     Customer deposits                                                                 30,055
     Payroll payable                                                                   23,423
     Welfare payable                                                                   66,172
     Taxes payable                                                                     75,898
                                                                                 ------------

        Total Current Liabilities                                                   1,052,378
                                                                                 ------------

Long-term debt, net of current maturities                                             149,401
                                                                                 ------------

        Total Liabilities                                                           1,201,779
                                                                                 ------------

Stockholders' Equity
     Common stock, $0.12 par value, 10,000,000 shares authorized, issued and
        outstanding                                                                 1,200,000
     Accumulated other comprehensive income                                             8,427
     Retained earnings                                                                410,368
                                                                                 ------------

        Total Stockholders' Equity                                                  1,618,795
                                                                                 ------------

        Total Liabilities and Stockholders' Equity                               $  2,820,574
                                                                                 ============

See notes to the financial statements.

                    Shenzhen Hengtaifeng Technology Co., Ltd.
                             Statement of Operations


                                                     Year Ended
                                                     December 31
                                                        2003
                                                    ------------
Net Sales                                           $  2,206,757
Cost of Good Sold                                        891,938
                                                    ------------

        Gross Profit                                   1,314,819
                                                    ------------

Selling Expenses                                         297,926
General and Administrative Expenses                      288,526
Research and Development                                 125,266
                                                    ------------

        Total Operating Expenses                         711,718
                                                    ------------

Income (Loss) From Operations                            603,101
                                                    ------------

Other Income (Expense)
     Interest income                                       1,677
     Interest expenses                                   (33,040)
     Other income                                        138,099
     Other expenses                                       (2,184)
     Loss on impairment of assets                             --
                                                    ------------

        Total Other Income (Expense)                     104,552
                                                    ------------

Income (Loss) Before Provision for Income Taxes          707,653

Provision for Income Taxes                                    --
                                                    ------------

Net Income (Loss)                                   $    707,653
                                                    ============

See notes to the financial statements.

                    Shenzhen Hengtaifeng Technology Co., Ltd.
                  Statement of Changes in Stockholders' Equity
                      For the Year Ended December 31, 2003

                                                           Common Stock
                                                ---------------------------------
                                                                                                          Accumulated
                                                                       $0.12           Additional          (Deficit)/
                                                                     Par Value           Paid-In        Retained Earnings
                                                    Shares          Stated Value         Capital             Income
                                                --------------     --------------     --------------     --------------
Balance, December 31, 2002                          10,000,000          1,200,000                 --           (297,285)

Net Income                                                  --                 --                 --            707,653
                                                --------------     --------------     --------------     --------------
Foreign Currency Translation Adjustment                     --                 --                 --                 --
                                                --------------     --------------     --------------     --------------

Balance, December 31, 2003                          10,000,000     $    1,200,000     $           --     $      410,368
                                                ==============     ==============     ==============     ==============

                                              Accumulated
                                                  Other
                                              Comprehensive          Total
                                                 Equity          Stockholders'
                                              --------------     --------------
Balance, December 31, 2002                             7,742            910,457

Net Income                                                --            707,653
                                              --------------     --------------
Foreign Currency Translation Adjustment                  685                685
                                              --------------     --------------

Balance, December 31, 2003                    $        8,427     $    1,618,795
                                              ==============     ==============

See notes to the financial statements.

                    Shenzhen Hengtaifeng Technology Co., Ltd.
                             Statement of Cash Flows

                                                                                      Year Ended
                                                                                      December 31
                                                                                         2003
                                                                                     ------------
Cash Flows From Operating Activities
     Net Income (Loss)                                                               $    707,653
Adjustments to Reconcile Net Income to Net Cash Provided by
     Operating Activities:
     Depreciation and amortization                                                         55,532
     Bad debt expenses                                                                     11,868
     Loss on impairment of assets                                                              --
Decrease (Increase) in Assets
     Accounts receivable                                                                 (203,045)
     Inventories                                                                         (289,833)
     Deposits                                                                             (39,909)
     Security deposit                                                                      (7,608)
     Other receivable                                                                     (68,708)
     Prepaid expenses                                                                      (3,393)
Increase (Decrease) in Liabilities
     Accounts payable                                                                    (119,238)
     Customer deposit                                                                      27,838
     Payroll payable                                                                       11,416
     Welfare payable                                                                       31,528
     Taxes payable                                                                         74,593
     Deferred assets                                                                           --
                                                                                     ------------
        Net Cash Provided by (Used in) Operating Activities                               188,694
                                                                                     ------------

Cash Flow From Investing Activities
     Cash paid for property, plant and equipment                                         (555,016)
                                                                                     ------------
        Net Cash Used in Investing Activities                                            (555,016)
                                                                                     ------------

Cash Flow From Financing Activities
     Proceeds from capital contribution                                                        --
     Proceeds from loans receivable - employees                                                --
     Proceeds from loans to officers                                                       74,394
     Proceeds from loans receivable - other                                                 3,950
     Payment on loans receivable - employees                                              (24,965)
     Payment on loans receivable - others                                                  (7,606)
     Proceeds from notes payable                                                          634,360
     Payment on borrowings - long-term debt                                                (5,424)
                                                                                     ------------
        Net Cash Provided by Financing Activities                                         674,709
                                                                                     ------------

Effect of Exchange Rate Changes on Cash and Equivalents                                       685
                                                                                     ------------

Net Increase in Cash and Equivalents                                                      309,072
Cash and Equivalent at Beginning of Year                                                   69,639
                                                                                     ------------
Cash and Equivalent at End of Year                                                   $    378,711
                                                                                     ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION Cash paid during the year for:
        Interest                                                                     $     33,040
                                                                                     ============
        Income taxes                                                                 $         --
                                                                                     ============

See notes to the financial statements.

                    Shenzhen Hengtaifeng Technology Co., Ltd.
                        Notes to the Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Organization
         Shenzhen Hengtaifeng Technology Co., Ltd. (the Company) was founded in the People's Republic of China on July 5, 1995, under the name Shenzhen Guangba Trade Development Co., Ltd and amended its name on May 12, 2000. The Company is primarily engaged in developing and distributing software and hardware systems on housing fund, guarantee information management, and home plan management in the People's Republic of China.

     Cash and Equivalents
         For the purpose of the statements of cash flows, cash equivalents include time deposits, and all highly liquid debt instruments with original maturities of three months or less.

     Allowance for Doubtful Accounts
         The Company provides an allowance for doubtful accounts equal to the estimated losses that will be incurred in the collection of all receivables. The estimated losses are based on a review of the current status of the existing receivables. The allowance for doubtful accounts as of December 31, 2003 was $17,874.

     Inventories
         Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market.

     Depreciation and Amortization
         The cost of property, plant and equipment is depreciated for financial reporting purposes on a straight-line basis over the estimated useful lives of the assets: 39 years for commercial buildings and improvements, 5-10 years for machinery, equipment, and vehicles, 7-10 years for furniture and fixtures, and 3-5 years for software. Repairs and maintenance expenditures which do not extend the useful lives of the related assets are expensed as incurred.

     Revenue Recognition
         The Company recognizes revenues when the following four situations have been met: (i) delivery has occurred or service has been rendered (ii) the delivery has been accepted by the customer and the product is satisfactorily tested (iii) collectibility is reasonably assured (iv) no other significant obligations of the Company exist, other than normal warranty support.

     Advertising Costs
         Advertising costs are expensed as incurred and amount to $65,647 in
         2003

     Shipping and Handling Costs
         Shipping and handling costs are charged to costs of goods sold as incurred and amounted to $1,012 in 2003.

     Research and Developments Costs
         Research and development costs are charged to operations as incurred and amounted to $125,266 in 2003.

                    Shenzhen Hengtaifeng Technology Co., Ltd.
                        Notes to the Financial Statements


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -(Continued)

     Translation of Foreign Currencies
         The financial statements of the Company are measured in Chinese Yuan and then translated to U.S. dollars. All balance sheet accounts have been translated using the current rate of exchange at the balance sheet date. Results of operations have been translated using the average rates prevailing throughout the year. Translation gains or losses resulting from the changes in the exchange rates from year-to-year are accumulated in a separate component of members' equity under accumulated other comprehensive income (loss).

     Income Taxes
         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes for differences between the basis of financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are recognized for operating losses that are available to offset future income taxes.

         According to the Provisional Regulation of the People's Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company is approved by Shenzhen local tax bureau, the Company is exempt from income tax in 2003 and 2004. The Company will also have half of it's income taxes exempt from 2005 to 2007.

     Use of Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF BUSINESS AND CREDIT RISK

     The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

     Major Customers:
         The following summarizes sales to major customers (each 10% or more of sale):

                                                     Sales to                    Number of                  Percentage
                 Year Ended                       Major Customers                Customers                   of Total
-------------------------------------------   ----------------------      ----------------------      ---------------
                    2003                      $              524,922                           1                 23.8%

     Major Suppliers:

         The following summarizes purchases from major suppliers (each 10% or more of purchases):

                                                  Purchases from                 Number of                  Percentage
                 Year Ended                       Major Suppliers                Suppliers                   of Total
-------------------------------------------   ----------------------      ----------------------      ---------------
                    2003                      $              709,617                           1                 63.6%

                    Shenzhen Hengtaifeng Technology Co., Ltd.
                        Notes to the Financial Statements

INVENTORIES

     Inventories at December 31, 2003 consist of the following:

        Raw materials                                                              $    217,604
        Working in process                                                                9,562
        Finished goods                                                                  102,395
                                                                                   ------------
            Total                                                                  $    329,561
                                                                                   ============

DEPOSITS

     Deposits represent amounts paid to suppliers in advance

LOAN TO OFFICERS

     Loan to officers are unsecured, non-interest bearing and due upon demand

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at cost, less accumulated depreciation and amortization at December 31, 2003 consists of the following:

        Buildings and improvement                                                  $    843,832
        Machinery and equipment                                                         175,836
        Furniture and fixture                                                            19,731
        Software                                                                         87,468
                                                                                   ------------
            Subtotal                                                                  1,126,867
        Less accumulated depreciation and amortization                                  145,700
                                                                                   ------------
            Total                                                                  $    981,167
                                                                                   ============

      Depreciation and amortization expense charged to operations was $55,532 in 2003.

LOANS RECEIVABLE - EMPLOYEES

     Loans receivable - employee are unsecured, non-interest bearing and due on demand.

LOANS RECEIVABLE - OTHER

     Loans receivable - other represent unsecured loans to non-related third parties, non-interest bearing and due upon demand.

                    Shenzhen Hengtaifeng Technology Co., Ltd.
                        Notes to the Financial Statements



OTHER RECEIVABLES

     Other receivables represent a receivable from the ShenZhen local government of $4,650 for a rent subsidy and $64,058 for a Value Added Tax Refund from the state tax bureau in Guandong, China.

NOTES PAYABLE

     The notes payable is comprised of the following:

     Note to Huaxin Branch of Shenzhen Commercial Bank Interest at 5.841% due
        quarterly, and principal due April 4, 2004. Guaranteed by an unrelated third party.
                                                                                         $  362,463

     Note to Zhenxing Branch of Construction Bank
        Interest at 4.8675% due quarterly, and principal due April 14, 2004.
        Guaranteed by an unrelated third party.
                                                                                            302,052

     Note to Caitian Branch of Shenzhen Commercial Bank
        Interest at 6.372% due quarterly, and principal due December 8, 2004.
        Guaranteed by an unrelated third party.
                                                                                             96,657
                                                                                         ----------

     Total Notes Payable                                                                 $  761,172
                                                                                         ==========

      Guarantees

      The note to Huaxin Branch of Shenzhen Commercial Bank is guaranteed by an unrelated third party with similar debt. Although the debt of the third party had been paid as of September 30, 2003, the Company's debt is still guaranteed by them as of December 31, 2003 with no cost.

      The note to Zhenxing Branch of Construction Bank is guaranteed by payment to an unrelated third party at a cost of $9,062 annually.

      The note to Caitian Branch of Shenzhen Commerical Bank is guaranteed by an unrelated third party and a shareholder of the Company. In exchange for the unrelated third party guarantee, the Company paid them $200.

                    Shenzhen Hengtaifeng Technology Co., Ltd.
                        Notes to the Financial Statements


LONG-TERM DEBT

     Long-term debt is comprised of the following at December 31, 2003

     Mortgage Note                                                                                $      155,197
        Interest at 5.04% due in equal monthly installments of  $1,124, including interest through March 27, 202.The mortgage secured by the Company's building with a net book value of $268,062
        Less Current Maturities                                                                            5,796
                                                                                                  --------------
        Long-Term Debt, Net of Current Maturities                                                 $      149,401
                                                                                                  ==============

     Total maturities of long-term debt are as follows:

     Year Ending December 31,
        2004                                                                                     $        5,796
        2005                                                                                              6,095
        2006                                                                                              6,409
        2007                                                                                              6,745
        2008                                                                                              6,398
        Thereafter                                                                                      123,754
                                                                                                 --------------
        Total minimum payments required                                                          $      155,197
                                                                                                 ==============

LOANS PAYABLE - OTHER

     Loans payable - other represents unsecured loans from non-related third parties, non-interest bearing and due upon demand.

TAXES PAYABLE

     Taxes payable were $75,898 as of December 31, 2003, and consist of the following:


        Value-added Tax                                                                         $       74,543
        Education and surplus tax                                                                        1,037
        City construction tax                                                                              318
                                                                                                --------------
            Total taxes payable                                                                 $       75,898
                                                                                                ==============

                    Shenzhen Hengtaifeng Technology Co., Ltd.
                        Notes to the Financial Statements

EMPLOYEE WELFARE PLAN

     The Company has established an employee welfare plan in accordance with Chinese law and regulations. The Company makes annual pre-tax contributions of 14% of all employees' salaries.

     The total expense for the above plan amounted to $41,571 for the year ended December 31, 2003.

WARRANTIES

     The Company warrants that all software developing and distributing by it will be free under normal use for a period of one year from the date of accepted by clients. The Company's experience for costs and expenses in connection with such warranties has been minimal and through December 31, 2003, no amount has been reserved.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The current carrying amounts of the Company's cash and equivalents, accounts receivable, loan receivable, accounts payable and accrued expenses, and loan payable approximate their fair values on December 31,2003 due to the short term maturities of these financial instruments. For long-term investments, fair values are estimates based on quoted market value.

NEW ACCOUNTING PRONOUNCEMENTS

     In April 2003, the FASB issued SFAS Statement No.149,"Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No.133,Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. Most provisions of this Statement should be applied prospectively. The adoption of this statement is not expected to have a significant impact on the Company's results of operations or financial position.

     In May 2003, the FASB issued SFAS Statement No.150", Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement is not expected to have a significant impact on the Company's results of operations or financial position.

                    Shenzhen Hengtaifeng Technology Co., Ltd.
                        Notes to the Financial Statements


NEW ACCOUNTING PRONOUNCEMENTS (Continued)

     In November 2002, the FASB issued Interpretation No.45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantees and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements are effective for the Company during the third quarter ending March 31, 2003. The adoption of FIN 45 did not have a significant impact on the Company's results of operations or financial position.

     In January 2003, the FASB issued FASB Interpretation No.46 ("FIN 46"),Consolidation of Variable Interest Entities, an Interpretation of ARB No.51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31,2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on the Company' results of operations or financial position.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
China International Enterprises Corp.

We have audited the accompanying balance sheet of China International Enterprises Corp. (a Delaware Corporation) as of January 30, 2005 and the related statement of operations, stockholders' deficit, and cash flows for the period from January 13, 2005 (inception) through January 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China International Enterprises Corp. as of January 30, 2005, and the results of its operations and its cash flows for the period from January 13, 2005 (inception), to January 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not earned any revenue since its inception. This factor as discussed in Note 3 to the financial statements raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc
KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Huntington Beach, California
February 10, 2005

                      CHINA INTERNATIONAL ENTERPRISES CORP.
                          (A development stage company)
                                  BALANCE SHEET
                                JANUARY 30, 2005

                                     ASSETS

CURRENT ASSETS:
          Cash & cash equivalents                                         $         --

                                                                          ------------
                                                                          $
                                                                          ============

                             LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
          Accrued expenses                                                $        375

STOCKHOLDERS' DEFICIT
          Common stock, .001 par value; Authorized
           shares 60,000,000; Issued and outstanding shares 1,800,000               --
          Deficit accumulated during the development stage                        (375)
                                                                          ------------
                   Total stockholders' deficit                                    (375)

                                                                          ------------
                                                                          ------------
                                                                          $         --
                                                                          ============

   The accompanying notes are an integral part of these financial statements.

                      CHINA INTERNATIONAL ENTERPRISES CORP.
                          (A development stage company)
                             STATEMENT OF OPERATIONS
         FOR THE PERIOD JANUARY 13, 2005 (INCEPTION) TO JANUARY 30, 2005

Net revenue                                               $           --

Operating expenses
        organization cost                                            375

                                                          --------------
Operating loss                                                      (375)

Provision for income tax                                              --

                                                          --------------
Net loss                                                  $         (375)
                                                          ==============

Basic and diluted net loss per share                      $        (0.00)
                                                          ==============

Basic and diluted weighted average shares outstanding          1,800,000
                                                          ==============

   The accompanying notes are an integral part of these financial statements.

                      CHINA INTERNATIONAL ENTERPRISES CORP.
                          (A development stage company)
                       STATEMENT OF STOCKHOLDERS' DEFICIT
         FOR THE PERIOD JANUARY 13, 2005 (INCEPTION) TO JANUARY 30, 2005

                                                                Common stock                Deficit
                                                         -----------------------------     accumulated         Total
                                                           Number of                     during develop-     stockholders'
                                                            shares           Amount         ment stage         deficit
                                                         ------------     ------------     ------------      ------------
Balance at January 13, 2005 (inception)                            --     $         --               --                --

Issuance of common stock                                    1,800,000               --               --                --

Net loss for the period January 13, 2005 (inception)
        through January 30, 2005                                   --               --             (375)             (375)

                                                         ------------     ------------     ------------      ------------
Balance at December 30, 2005                                1,800,000     $         --             (375)             (375)
                                                         ============     ============     ============      ============


   The accompanying notes are an integral part of these financial statements.

                      CHINA INTERNATIONAL ENTERPRISES CORP.
                         (A development stage company)
                             STATEMENT OF CASH FLOWS
         FOR THE PERIOD JANUARY 13, 2005 (INCEPTION) TO JANUARY 30, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                    $       (375)
    Adjustments to reconcile net loss to net cash used in
       operating activities:
        Increase in current assets and current liabilities:
                 Accrued expense                                         375
                                                                ------------
    Net cash used in operating activities                                 --
                                                                ------------

NET INCREASE IN CASH & CASH EQUIVALENTS                                   --

CASH & CASH EQUIVALENTS, BEGINNING BALANCE                                --

                                                                ------------
CASH & CASH EQUIVALENTS, ENDING BALANCE                         $         --
                                                                ============

   The accompanying notes are an integral part of these financial statements.

                     CHINA INTERNATIONAL ENTERPRISES CORP.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

China International Enterprises Corp. ("the Company") is a development stage enterprise incorporated in the State of Delaware on January 13, 2005. The Company has had no significant operations since its inception. The Company is authorized to do any legal business activity as controlled by Delaware law.

The accounting policies of the Company are in accordance with generally accepted accounting principles and conform to the standards applicable to development stage companies. The Company's fiscal year ends on December 31, 2005.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Accrued expenses

Accrued expenses at January 30, 2005 amounted to $375, which comprised of organization costs.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue will be recognized when services are rendered. Generally, the Company will extend credit to its customers/clients and would not require collateral. The Company will perform ongoing credit evaluations of its customers/clients.

Income taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). Valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Start-Up Costs

Start-up costs include legal and professional fees. In accordance with Statement of Position 98-5, "Costs of Start-Up Activities," these costs have been expensed as incurred.

                     CHINA INTERNATIONAL ENTERPRISES CORP.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Development Stage Enterprise

The Company is a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. The Company`s planned principal operations have not commenced, and, accordingly, no revenue has been derived during this period.

Accounting developments

In November 2004, the FASB has issued FASB Statement No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4" ("FAS No. 151"). The amendments made by FAS No. 151 are intended to improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.

The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FAS No. 151 will be applied prospectively. The Company does not expect the adoption of FAS No. 151 to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Nonmonetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." EITF 03-01 also included accounting considerations

                     CHINA INTERNATIONAL ENTERPRISES CORP.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS

subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company will evaluate the impact of EITF 03-01 once final guidance is issued.

3.    GOING CONCERN

As of January 30, 2005, the Company has no operating history under its current structure, which raises substantial doubt about the Company's ability to continue as a going concern. The Company's has not earned any revenue from operations since its inception. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. On January 31, 2005, the Company acquired 100% outstanding shares of Heng Xing Technology Group Development Limited from its shareholders in exchange of 9,000,000 shares of common stock of the Company, representing 83.33% of its issued and outstanding common stock on the date of acquisition (note 6). Heng Xing Technology Group Development Limited is a non-operative holding company of Shenzhen Hengtaifeng Technology Co. Ltd. which is located in High & New Technology Industry Zone in the city of Shenzhen, Guangding Province of People's Republic of China.

4.    SHAREHOLDERS' EQUITY

The Company has authorized (a) Sixty Million (60,000,000) shares of common stock, par value .001 per share and (b) One Million (1,000,000) shares of Preferred Stock, par value .001 per share, none of which shares shall be issued and outstanding.

On the formation of the Company, the Company issued 1,800,000 shares representing the initial capitalization of the Company.

5.    INCOME TAXES

As the Company has not generated taxable income since its inception, no provision for income taxes has been made. At January 30, 2005, the Company did not have any significant net operating loss carry forwards, deferred tax liabilities or deferred tax assets.

6.    SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company has paid $0 for income tax and none for interest, since its inception through January 30, 2005.

7.    SUBSEQUENT EVENTS

On January 31, 2005, the Company, acquired 100% outstanding shares of Heng Xing Technology Group Development Limited from its shareholders in exchange of

                     CHINA INTERNATIONAL ENTERPRISES CORP.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS

9,000,000 shares of the Company's common stock, representing 83.33% of the issued and outstanding common stock of the Company at the date of the acquisition.

Heng Xing Technology Group Development Limited ("HXT") is a British Virgin Islands Corporation, incorporated on May 28, 2004. HXT is authorized to issue of 50,000 shares of common stock of $1 par value. HXT is a non-operative holding company of Shenzhen Hengtaifeng Technology Co. Ltd. ("HTF"). HTF was founded in High & New Technology Industry Zone in the city of Shenzhen, Guangding Province of People's Republic of China on July 1995, under the name Shenzhen Guangba Trade Development Co., Ltd. HTF is primarily engaged in developing and distributing software and hardware systems on housing fund, guarantee information management, and home plan management in the People's Republic of China.

The exchange of shares with HXT will be accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of HXT obtained the control of the Combined Company. Accordingly, the merger of the two companies will be recorded as a recapitalization of HXT, with the HXT being treated as the continuing entity.

The condensed financial statements of HXT, as on December 31, 2004, are as follows:

Balance Sheet:

Total current assets                           $  1, 299, 934
Property & equipment                                  654,350
Deposits                                                9,316
                                               --------------
Total assets                                   $   1, 963,600
                                               ==============

Current liabilities                            $      296,628
Stockholders' equity                                1,666,972
                                               --------------
Total liabilities and stockholders' equity     $    1,963,600
                                               ==============

Income Statement:

Net Revenue                                    $    1,373,079
Cost of revenue                                       377,676
                                               --------------
       Gross profit                                   995,403

Total Operating expenses                            1,127,114
                                               --------------
       Loss from operations                          (131,711)

VAT tax refund                                         92,065
Technology subsidy                                     60,500
Other income                                           24,929
                                               --------------
       Total other income                             177,494
                                               --------------

Net income                                     $       45,783
                                               ==============

You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this document may only be accurate on the date of this document. This document may be used only where it is legal to sell these securities.

                                ----------------

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----
Prospectus Summary                                                      1
Cautionary Note Regarding Forward Looking Statements                    4
Risk Factors                                                            5
Use of Proceeds                                                        12
Determination of Offering Price                                        12
Selling Stockholders                                                   13
Business                                                               13
Description of Property                                                32
Selected Financial Data                                                32
Management's Discussion and Analysis of Financial Condition
  And Results of Operations                                            33
Security Ownership of Certain Beneficial Owners and Management         38
Directors and Executive Officers, Promoters and Control Persons        39
Executive Compensation                                                 40
Certain Relationships and Related Party Transactions                   41
Plan of Distribution                                                   41
Description of Securities                                              42
Market Price of and Dividends on our Common Equity and
  Related Stockholder Matters                                          44
Legal Proceedings                                                      45
Changes in and Disagreements with Accountants                          45
Indemnification of Directors and Officers                              46
Legal Matters                                                          46
Experts                                                                46
Financial Statements                                                   47
Where You Can Find More Information                                    47

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

      Pursuant to Article V, Section 1 of our By-Laws, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

Item 25. Other Expenses Of Issuance And Distribution

Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

                  SEC Registration Fee               $127.12

                  Printing Expenses                  *

                  Legal Fees and Expenses            *

                  Accountants' Fees and Expenses     *

                  Blue Sky Fees and Expenses         *

                  Miscellaneous Expenses             *

                  Total                              *

*to be supplied by amendment

Item 26. Recent Sales of Unregistered Securities

      In the preceding three years, we have issued the following securities that were not registered under the Securities Act:

      On January 31, 2005 we issued and sold for $.001 per share the following number of shares to the following persons:

                  Name                      Shares
                  ----                      ------

American Union Securities, Inc.             650,000
Warner Technology and Investment Corp.      610,000
Huakang Zhou                                540,000

      The issuance of the above shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that the purchasers were sophisticated investors and the shares were offered and sold in a private transaction.

      On January 31, 2005 we issued an aggregate of 9,000,000 shares of our Common Stock to three persons in exchange for the transfer to us of all of the outstanding common stock of Heng Xing Technology Group Development Corp., a British Virgin Islands company. The issuance of the shares was accomplished in reliance upon Regulation S promulgated under the Securities Act. The facts relied upon for the exemption were that each of the persons acquiring our Common Stock in the transaction was a non-U.S. person as defined under the Securities Act.

Item 27. Exhibits

3.1 Certificate of Incorporation.*

3.2 By-laws.*

5.1 Opinion re legality of the Common Stock being registered.*

10.1 Share Exchange Agreement, dated as of January 31, 2005 among the Company, Heng Xing Technology Group Development Limited, Li Yuan Qing, Chen Ling and Qiu Zhen Liang. *

21.1 List of subsidiaries.*

23.1 Consent of counsel to the use of the opinion annexed at Exhibit 5.1 is contained in the opinion annexed at Exhibit 5.1*

23.2 Consent of Kabani & Company, Inc. for use of their report.*

23.3 Consent of Rosenberg Rich Baker Berman & Company for the use of their report.*

----------
* Filed herewith.

Item 28. Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            i. To include any prospectus required by Section 10(a) (3) of the Securities Act;

            ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly in the City of Shenzhen, PRC, on February 28, 2005.

                                          CHINA INTERNATIONAL ENTERPRISES CORP.

                                             By: /s/ Li Yuan Qing
                                             -----------------------------------
                                                 Li Yuan Qing
                                                 Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name and Title                                  Date

/s/ Li Yuan Qing
----------------------------------              February 28, 2005
Li Yuan Qing
Chief Executive Officer
and Director

/s/ Shen Ding Hong
----------------------------------              February  28, 2005
Shen Ding Hong
Chief Financial Officer and Director

/s/ Wu Jian Ping                                February 28, 2005
----------------------------------
Wu Jian Ping
Director

/s/ Norman Fuchs
---------------------------------------         February 28, 2005
Norman Fuchs